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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CASTLE CREEK PHARMACEUTICAL HOLDINGS, INC.,

CASTLE CREEK MERGER CORP.

and

FIBROCELL SCIENCE, INC.

Dated as of September 12, 2019

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Page
8.15.	Non-Recourse Against Financing Sources	72

Exhibit A-1	Form of Equity Commitment Letter (Valor)
Exhibit A-2	Form of Equity Commitment Letter (Marshman)
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Bylaws of Surviving Corporation

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 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of September 12, 2019 (this "Agreement"), is made by and among Castle Creek Pharmaceutical Holdings, Inc., a Delaware corporation ("Parent"), Castle Creek Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Fibrocell Science, Inc., a Delaware corporation (the "Company"). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

        WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the "Merger") on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL");

        WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger;

        WHEREAS, the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has established a special committee thereof consisting only of independent and disinterested directors (the "Transaction Committee") to, among other things, consider, review, evaluate and negotiate this Agreement and the transactions contemplated hereby;

        WHEREAS, the Transaction Committee has, by a unanimous vote of all its members, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended to the Company Board the approval of this Agreement and the transactions contemplated hereby, including the Merger;

        WHEREAS, upon the receipt of recommendation from the Transaction Committee, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting, and (iv) recommended that the Company's stockholders adopt this Agreement in accordance with the DGCL and other applicable Law;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Valor Equity Partners IV L.P. and Marshman Fund Trust II U/A/D 5/1/08 (the "Equity Financers" and each an "Equity Financer") are entering into equity commitment letters, copies of which are attached as Exhibit A-1 and Exhibit A-2 hereto (the "Equity Commitment Letters", and each an "Equity Commitment Letter"), pursuant to which each Equity Financer will provide equity or debt financing to Parent and Merger Sub on the terms and conditions set forth therein;

        WHEREAS, as a condition to and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of MSD Credit Opportunity Master Fund, L.P., NRM VII Holdings I, LLC, Intrexon Corporation, Kapital Joe, LLC

and Mascara Kaboom, LLC are entering into support agreements with Parent and Merger Sub (the "Support Agreements"); and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE I
THE MERGER

        1.1.    The Merger.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the "Transactions".

          (b)   At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company (the "Company Charter") shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company shall take all necessary action such that, at the Effective Time, the bylaws of the Company (the "Company Bylaws") shall be amended so as to read in its entirety in the form set forth as Exhibit C hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (c)   At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

          (d)   If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        1.2.    Closing and Effective Time of the Merger.    The closing of the Merger (the "Closing") will take place at 8:00 a.m., local time, on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Chicago, IL 60611, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing is to occur pursuant to this Section 1.2 is referred to as the "Closing Date". On the Closing Date, or on such other date as Parent and the Company may agree to, the Company shall cause a certificate of merger (the "Certificate of Merger"), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the "Effective Time").

ARTICLE II
CONVERSION OF SECURITIES IN THE MERGER

        2.1.    Conversion and Treatment of Securities.

          (a)    Conversion of Company Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each share of common stock, par value $0.001 per share, of the Company (each, a "Company Share" and collectively, the "Company Shares") issued and outstanding immediately prior to the Effective Time, other than Company Shares to be cancelled pursuant to Sections 2.1(b) or Dissenting Shares, shall be converted into and thereafter represent the right to receive $3.00 in cash, without interest (the "Merger Consideration"), subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Company Shares in accordance with Section 2.2. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

          (b)    Cancellation of Treasury Shares and Parent-Owned Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each Company Share held by the Company as treasury stock or held directly by Parent or Merger Sub, or any other direct or indirect wholly owned subsidiary of Parent or the Company, and in each case not held on behalf of Third Parties, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

          (c)    Conversion of Preferred Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall, in accordance with the terms of the Certificate of Designations, survive the Merger and shall thereafter only represent the right to receive an amount in cash, without interest, equal to the Conversion Amount with respect to such share, subject to any withholding of Taxes required by applicable Law, upon delivery of a Notice of Conversion in accordance with Section 2.2 and the Certificate of Designations (which right may, at the request of the holder of such share of Preferred Stock, be represented by a security issued by the Surviving Corporation).

          (d)    Treatment of Company Warrants.

            (i)    Each Common Warrant issued and outstanding immediately prior to the Effective Time shall survive the Merger and remain outstanding, but shall, upon any subsequent exercise of such Common Warrant (by delivery to the Surviving Corporation of the Notice of Exercise pursuant to Section 2.2(b)(iv) and the terms of such Common Warrant), be entitled to receive only the Warrant Consideration for each Company Share for which such Common Warrant was exercisable immediately prior to the Closing, which amount shall be held in escrow pending the exercise of such Common Warrant or its repurchase in accordance with its terms; provided that the holder of any Common Warrant may notify the Company (or, after the Effective Time, the Surviving Corporation), by delivery thereto of the Repurchase Notice pursuant to Section 2.2(b)(iv) and the terms of such Common Warrant within 30 days after the Warrant Repurchase Date that such holder is exercising the holder's right to cause the Company to repurchase such Common Warrant from such holder for the Black-Scholes Value of such Common Warrant, in accordance with its terms and conditions, and the Surviving Corporation shall repurchase such Common Warrants in accordance with their terms; provided, further, that in no event may any holder of Common Warrants receive both the Warrant Consideration and the Black-Scholes Value in exchange for such Common Warrant.

            (ii)   Each Underwater Warrant issued and outstanding immediately prior to the Effective Time shall survive the Merger and remain outstanding, but shall, upon exercise of such warrant in accordance with its terms, be entitled to receive no consideration or securities of any kind due to the per-Company Share exercise price set forth in each Underwater Warrant exceeding the Merger Consideration.

            (iii)  Each Black-Scholes Warrant issued and outstanding immediately prior to the Effective Time shall be treated in the same manner as the Underwater Warrants; provided that the holder of any Black-Scholes Warrant may notify the Company (or, after the Effective Time, the Surviving Corporation), by delivery thereto of the Repurchase Notice pursuant to Section 2.2(b)(iv) and the terms of such Black-Scholes Warrant, within 30 days after the Warrant Repurchase Date that such holder is exercising the holder's right to cause the Company to repurchase such Black-Scholes Warrant from such holder for the Black-Scholes Value of such Black-Scholes Warrant, in accordance with its terms and conditions, and the Surviving Corporation shall repurchase such Black-Scholes Warrants in accordance with their terms.

          (e)    Treatment of Convertible Notes.    Each Convertible Note outstanding shall survive the Merger and shall remain outstanding in accordance with its terms.

          (f)    Merger Sub Equity Interests.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, all Equity Interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become (in the aggregate) 100 shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

          (g)    Company Actions.    Prior to the Effective Time, the Company shall cooperate with Parent and take all actions as are reasonably necessary and appropriate to effect the transactions described by this Section 2.1, including assisting Parent (at Parent's expense) with respect to the mailing of notices and other materials to any holders of Preferred Stock, Company Warrants or Convertible Notes (except to the extent such notices are required by this Agreement or the terms of such Preferred Stock, Company Warrants or Convertible Notes).

        2.2.    Payment for Securities; Surrender of Certificates.

          (a)    Paying Agent.    At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of delivering or causing to be delivered to each holder of Company Shares, shares of Preferred Stock and Company Warrants, the Merger Consideration, the Conversion Amount, the Warrant Consideration or the Black-Scholes Value, as applicable, that such holder shall become entitled to receive with respect to such holder's Company Shares, shares of Preferred Stock or Company Warrants pursuant to the Merger and, with respect to the Preferred Stock and Company Warrants, such other actions as may be required of the holder thereof in accordance with the terms of such Equity Interest (the "Paying Agent"). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient for the Paying Agent to distribute the Merger Consideration, and, to the extent necessary for payment at Closing, the Conversion Amount and the Warrant Consideration or the Black-Scholes Value, as applicable (such evidence of cash deposited with the Paying Agent, collectively, the "Exchange Fund"), to which holders of Company Shares, Preferred Stock and Company Warrants shall be entitled at the Effective Time pursuant to this Agreement. Any portion of the Conversion Amount, the Warrant Consideration or the Black-Scholes Value that is not required for payment at Closing will be deposited with the Paying Agent on an as-needed basis. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Company Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody's Investor Service, Inc. or Standard & Poor's Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Company Shares, holders of shares of Preferred Stock or holders of Company Warrants.

        (b)    Procedures for Surrender.

          (i)    Certificates.    As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares (the "Certificates"), which Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the

  Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (without interest and after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

          (ii)    Book-Entry Company Shares.    Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry ("Book-Entry Company Shares") shall be required to deliver a Certificate or, in the case of holders of Book-Entry Company Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Company Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt of an "agent's message" by the Paying Agent (or such other evidence of transfer or surrender as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this ARTICLE II (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Company Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Company Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax law and be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Company Shares shall be entitled to receive in exchange therefor the Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this ARTICLE II (without interest and after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Company Shares shall at the Effective Time be cancelled. Payment and delivery of the Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Company Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Company Shares representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

          (iii)    Preferred Stock.    As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that is, as of such date, a holder of record of shares of Preferred Stock, which shares shall, at the Effective Time, represent the right to receive the Conversion Amount: (A) a notice of conversion in the form set forth in the Certificate of Designations ("Notice of Conversion"); (B) a letter of transmittal, which shall include any certifications the Surviving Corporation may reasonably request relating to any withholding obligations of the Surviving Corporation under the Code or other applicable Tax law, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (C) instructions for effecting the conversion of the shares of Preferred Stock in exchange for payment of the Conversion Amount. Upon delivery of the Notice of Conversion to the Surviving Corporation, together with delivery to the Paying Agent or the Surviving Corporation of a letter of transmittal, duly executed and in proper form, with respect to such Notice of Conversion, and such other documents as may be reasonably required pursuant to such instructions, the holder of such shares of Preferred Stock shall be entitled to receive the Conversion Amount (without interest), and any share of Preferred Stock represented by such Notice of Conversion shall forthwith be cancelled. If payment of the Conversion Amount is to be made to a Person other than the Person in whose name any share of Preferred Stock is registered, it shall be a condition precedent of payment that the transfer of such share of Preferred Stock be properly documented in accordance with the requirements of the Certificate of Designations and the Surviving Corporation, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Conversion Amount to a Person other than the registered holder of such share of Preferred Stock so converted and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon conversion of the shares of Preferred Stock. Until converted as contemplated hereby, each share of Preferred Stock outstanding shall be deemed at any time after the Effective Time to represent only the right to receive the Conversion Amount as contemplated by this Agreement and the Certificate of Designations.

          (iv)    Company Warrants.    As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that is, as of such date, a holder of record of Company Warrants, other than the Underwater Warrants: (A) a form of notice of exercise in the form set forth in the applicable Company Warrant ("Notice of Exercise"); (B) a form of notice of repurchase requiring the Surviving Corporation to repurchase such Common Warrants or Black-Scholes Warrants at their Black-Scholes Value (the "Repurchase Notice"); (C) a letter of transmittal, which shall include any certifications the Surviving Corporation may reasonably request relating to any withholding obligations of the Surviving Corporation under the Code or other applicable Tax law, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (D) instructions for requiring the repurchase by the Surviving Corporation of such Company Warrants in exchange for their Black-Scholes Value and, with respect to the Common Warrants, for effecting the exercise of the Common Warrants in exchange for payment of the Conversion Amount (including notice that any Repurchase Notice must be delivered to the Surviving Corporation within 30 days after the Warrant Repurchase Date). Upon delivery of the Repurchase Notice or Notice of Exercise to the Surviving Corporation, together with delivery to the Paying Agent or the Surviving Corporation of a letter of transmittal, duly executed and in proper form, with respect to such Notice of Exercise or Repurchase Notice, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Company Warrants shall be entitled to receive the Warrant Consideration with respect to each Company Share for which such Company Warrant was exercisable immediately prior to the Effective Time, or the Black-Scholes Value with respect to such Company Warrant, as applicable (in each case without interest and after giving effect to any required Tax withholdings as provided in Section 2.5), and the Company Warrant represented by such Notice of Exercise or Repurchase Notice shall forthwith be cancelled. If payment of the Warrant Consideration or Black-Scholes Value, as applicable, is to be made to a Person other than the Person in whose name any Company Warrant is registered, it shall be a condition precedent of payment that the transfer of such Company Warrant be properly documented in accordance with the requirements, terms and conditions of such Company Warrant (including delivery of any form of assignment attached to such Company Warrant), and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Warrant Consideration or Black-Scholes Value to a Person other than the registered holder of the Company Warrant so exercised or repurchased and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon exercise or repurchase of the Company Warrants. Until converted or repurchased as contemplated hereby, each Company Warrant outstanding shall be deemed at any time after the Effective Time to represent only the right to receive the amounts contemplated by Section 2.1(d) of this Agreement.

        (c)    Transfer Books; No Further Ownership Rights in Shares.    At the Effective Time, the stock transfer books of the Company with respect to the Company Shares shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Company Shares that represented ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

        (d)    Termination of Fund; Abandoned Property; No Liability.    Any portion of the funds in the Exchange Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates, Book-Entry Company Shares, shares of Preferred Stock or Company Warrants on the six month anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Company Shares for the Merger Consideration, its Notice of Conversion in exchange for the Conversion Amount, or its Repurchase Notice or Notice of Exercise, in each case in accordance with Section 2.2(b), prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, Conversion Amount, Warrant Consideration or Black-Scholes Value, without interest and subject to any withholding of Taxes required by applicable Law or the terms of such Equity Interest, in respect of such holder's surrender of their Certificates or Book-Entry Company Shares or delivery of their Notice of Exercise or Notice of Conversion and compliance with the procedures in Section 2.2(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Company Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Holders of shares of Preferred Stock may deliver a Notice of Conversion in exchange for the Conversion Amount at any time following the Effective Time. Holders of Common Warrants or Black-Scholes Warrants may deliver a Repurchase Notice to the Surviving Corporation at any time within 30 days following the Warrant Repurchase Date, and any Repurchase Notice received after such date shall be invalid and the holder of the Company Warrant in respect of such Repurchase Notice shall not be entitled to the Black-Scholes Value. Holders of the Common Warrants that do not otherwise deliver a Repurchase Notice shall be entitled to the Warrant Consideration upon delivery of a Notice of Exercise and compliance with the procedures in Section 2.2(b)(iv) until the expiry of such Common Warrants in accordance with their terms. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Company Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), to pay for Company Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

        (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Merger Consideration, payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.3.    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Company Shares and shares of Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who did not vote in favor of the adoption of this Agreement with respect to such shares, and who is entitled to demand and has properly demanded appraisal for such Company Shares or shares of Preferred Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and the holders of Dissenting Shares shall cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with this ARTICLE II and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing, except to the extent required by applicable Law.

        2.4.    Treatment of Options.

        (a)    Treatment of Options.    At the Effective Time, (i) each option to purchase Company Shares (each a "Company Option") granted under the Fibrocell Science, Inc. 2009 Equity Incentive Plan (the "2009 Plan"), whether vested or unvested, and (ii) each Company Option granted under the Fibrocell Science, Inc. 2019 Equity Incentive Plan (the "2019 Plan"), whether vested or unvested, in each case, that is outstanding and unexercised immediately prior to the Effective Time (each, an "Eligible Company Option") shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Eligible Company Option to receive an amount equal to (i) the Merger Consideration minus the exercise price per Company Share subject to such Eligible Company Option, multiplied by (ii) the number of Company Shares subject to such Eligible Company Option, payable in accordance with Section 2.1, less applicable Taxes required to be withheld pursuant to Section 2.5; provided that, if the exercise price per Company Share subject to an Eligible Company Option is equal to or greater than the Merger Consideration, such Eligible Company Option shall be cancelled for no consideration.

        (b)    Termination of Company Equity Plans.    As of the Effective Time, the 2009 Plan and the 2019 Plan (each, a "Company Equity Plan" and, collectively, the "Company Equity Plans") shall be terminated and no further Company Shares, Company Options, Equity Interests or other rights with respect to Company Shares shall be granted thereunder.

        (c)    Board Actions.    Prior to the Effective Time, the Company Board (upon the unanimous recommendation of the Transaction Committee) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using reasonable best efforts to obtain any required consents) to effect the transactions described in this Section 2.4.

        2.5.    Withholding Rights.    The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (except as otherwise set forth in the Certificate of Designations or a Company Warrant, as applicable), such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations or any other provision of applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

        2.6.    Certain Adjustments.    In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares, Preferred Stock or Company Warrants shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Company Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration, Conversion Amount or Warrant Consideration, as applicable, shall be equitably adjusted to reflect such event and to provide to holders of Company Shares, shares of Preferred Stock and Company Warrants the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

 ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule") prior to the execution of this Agreement (with specific reference to the representations and warranties in this ARTICLE III to which the information in such schedule relates; provided that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections), and (b) as disclosed in the Company SEC Documents filed since January 1, 2019 and publicly available at least two (2) Business Days prior to the execution and delivery of this Agreement (other than any disclosures contained in the "Forward Looking Statements" or "Risk Factors" sections of such Company SEC Documents, and any other disclosures contained in such Company SEC Documents that are predictive, cautionary or forward-looking in nature); provided that, the foregoing clause (b) shall not be applicable to Section 3.2 or Section 3.4, the Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1.    Corporate Organization.    Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Company Charter, Certificate of Designations and the Company Bylaws, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter, Certificate of Designations or the Company Bylaws.

        3.2.    Capitalization.

          (a)   The authorized capital stock of the Company consists of 150,000,000 Company Shares and 5,000,000 shares of Preferred Stock. As of September 9, 2019 (i) 9,758,332 Company Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no Company Shares were held in the treasury of the Company or by its Subsidiaries, (iii) 8,000 shares of Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (iv) 590,555 Company Shares are available for issuance under the Company Equity Plans, (v) 610,625 Company Shares are subject to Company Options outstanding, (v) 760,000 Company Shares are issuable upon conversion of the Preferred Stock, (vi) 7,392,966 Company Shares are issuable upon exercise of the Company Warrants and (vii) 1,190,340 Company Shares are issuable upon conversion of the Convertible Notes. Except for the Convertible Notes, Preferred Stock, Company Warrants and Company Options, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since September 9, 2019 and through the date of this Agreement, except for the issuance of Company Shares upon (x) the exercise of Company Warrants or Company Options outstanding as of the date hereof in accordance with the terms of such Company Warrants or Company Options, as applicable, or (y) the conversion of Convertible Notes or Preferred Stock outstanding as of the date hereof in accordance with terms of such Convertible Notes or the Certificate of Designations, as applicable, as of the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests. Section 3.2(a)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the holders of Company Warrants, Preferred Stock, and Convertible Notes, the number of shares of Company Shares for which such Company Warrants, Preferred Stock or Convertible Notes are convertible or exercisable, as applicable, the exercise price or conversion price, as applicable, of each such Equity Interest, the date of issuance of such Equity Interest, and, with respect to any Company Warrant, the expiration date of such Company Warrant. Section 3.2(a)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the holders of Company Options, including, on a holder by holder and grant by grant basis, the date on which each such Company Option was granted, the number of Company Shares subject to such Company Option granted, the Company Equity Plan pursuant to which such Company Option was granted, the expiration date of such Company Option, the price at which such Company Option may be exercised, and the vesting schedule and status of each such Company Option. Each (x) Company Option has been granted or issued under terms such that the Company Option does not constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, and (y) Company Option has been granted or issued in accordance with the terms of the applicable Company Equity Plan and all applicable Laws. All Company Shares subject to issuance under the Company Equity Plans, the Company Warrants, the Preferred Stock and the Convertible Notes have been duly reserved for issuance by the Company, and upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          (b)   Except for any obligations pursuant to this Agreement or as otherwise set forth above, there are no outstanding contractual obligations or other commitments, agreements or arrangements of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Company Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, other than the Convertible Notes, convertible into or exchangeable for Equity Interests in the Company having the right to vote) on any matters on which the Company's stockholders may vote.

          (c)   Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company, the authorized, issued and outstanding Equity Interests of each such Subsidiary and the jurisdiction of organization thereof. None of the Company or any of its Subsidiaries holds (or has the right or obligation to acquire) an Equity Interest in any other Person. All of the outstanding shares of capital stock of or other Equity Interests in each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens, other than Permitted Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other

  Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. There are no outstanding contractual obligations or other commitments, agreements or arrangements of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company.

        3.3.    Authority; Execution and Delivery; Enforceability.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether considered in a Proceeding at law or in equity).

          (b)   The Company Board (upon the recommendation of the Transaction Committee), at a meeting duly called and held, at which all of the directors were present, adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Transactions, (ii) determining that the terms of the Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company at the Company Meeting and (iv) recommending that its stockholders adopt this Agreement (the "Company Board Recommendation"), which resolutions have not been subsequently withdrawn, amended or modified in any respect as of the date of this Agreement.

          (c)   The Company Board has taken all necessary actions so that the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL are not and will not be applicable to this Agreement and the transactions contemplated hereby, including the Merger or the other Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.6, no other takeover, anti-takeover, business combination, moratorium, fair price, control share acquisition or similar Law applies to the Merger or the other Transactions. The Company and its Subsidiaries do not have in effect any stockholder rights plan, "poison pill" or other similar plan or arrangement. The only vote of holders of any class or series of Company Shares or other Equity Interests of the Company necessary to adopt this Agreement and approve the Merger is the adoption of this Agreement by the affirmative vote of holders of a majority of the Company Shares outstanding and entitled to vote thereon at the Company Meeting (the "Company Stockholder Approval"). No other vote of the holders of Company Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

        3.4.    No Conflicts.

          (a)   The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter, Certificate of Designations or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing with the SEC of (A) a proxy statement, in preliminary and definitive form, relating to the Company Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and (B) if required, certain filings on Form 8-K providing notice of the Merger to the holders of certain Company Warrants (the "Notice 8-K"), (ii) other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of NASDAQ, (iii) filings if any, required under, and compliance with any applicable requirements of, the HSR Act and any applicable foreign antitrust, merger control, or Competition Law, (iv) the filing and effectiveness of the Certificate of Merger as required by the DGCL and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

        3.5.    SEC Documents; Financial Statements; Undisclosed Liabilities.

          (a)   The Company has filed or furnished all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2017 (the "Company SEC Documents"). None of the Subsidiaries of the Company is required to make any filings with the SEC.

          (b)   As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the "Sarbanes-Oxley Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2017 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the

  Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

          (c)   The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the "Company SEC Financial Statements") fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments (none of which are material, individually or in the aggregate) and the absence of notes (none of which, if presented, would materially differ from those in the year-end Company SEC Financial Statements). The Company SEC Financial Statements were prepared from, and in accordance with, the books and records of the Company and its Subsidiaries in all material respects, and complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

          (d)   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company's management has completed an assessment of the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company's management's most recently completed evaluation of the Company's internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Since January 1, 2017, the Company's principal executive officer and its principal financial officer have disclosed to the Company's auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of the Company's internal control over financial reporting that would reasonably be expected to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financing reporting, and the Company has made available to Parent true and complete copies of any material written materials provided to the Company's auditors or the audit committee of the Company Board relating to each of the foregoing. Neither the Company nor any of its Subsidiaries has made any prohibited loans or "extensions of credit" (within the meaning of Section 402 of the

  Sarbanes-Oxley Act) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

          (e)   The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP as in effect on the date of this Agreement to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as specifically reflected or adequately reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements, and (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Support Agreements, the Merger or the Transactions.

        3.6.    Absence of Certain Changes or Events.    Since January 1, 2019 through the date of this Agreement, (a) except with respect to the Company, entry into this Agreement, the Merger or the Transactions or as expressly contemplated, the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent's consent pursuant to, Sections 5.1(c), (d), (g) -(k), (m)-(p), (t) and (u) had the covenants therein applied since January 1, 2019.

        3.7.    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is first mailed to holders of Company Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions of the Proxy Statement that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

        3.8.    Legal Proceedings.    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company (in their capacity as such) and (b) neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any Order.

        3.9.    Compliance with Laws and Orders.    The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Laws, Orders and NASDAQ rules and regulations applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2017 from a Governmental Entity or NASDAQ that alleges that the Company or any of its Subsidiaries is in material violation of any such Law, Order or NASDAQ rule. During the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in the course of its actions for, or on behalf of, any of them, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of any applicable Anti-corruption Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the past five (5) years, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity (x) related to any investigation or inquiry with respect to a potential violation by the Company or any of its Subsidiaries or any Representative thereof of any Anti-corruption Laws, or (y) that alleges that the Company or any of its Subsidiaries or any Representative thereof is in violation of any Anti-corruption Laws. During the past five (5) years, neither the Company nor any of its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is located, organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine (including any Governmental Entity within such country or territory) or (ii) that is the target of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC"), the United Nations Security Council, the European Union, Her Majesty's Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

        3.10.    Permits.    The Company and each of its Subsidiaries have all governmental licenses, permits, certificates, certifications, approvals, clearances, consents, franchises, registrations, billing, exemptions and authorizations ("Permits") necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit has not had and would not reasonably be expected to, individually or in the aggregate, (a) result in a material liability to the Company and its Subsidiaries, taken as a whole, or materially impair the business or operation of the Company and its Subsidiaries or (b) have a material adverse effect on the ability of the Company to timely perform its obligations hereunder or under the other Transaction documents to which it is a party or consummate the Transactions. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2017, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit has not had and would not reasonably be expected to, individually or in the aggregate, (a) result in material liability to the Company and its Subsidiaries, taken as a whole, or materially impair the business or operation of the Company and its Subsidiaries or (b) have a material adverse effect on the ability of the Company to timely perform its obligations hereunder or under the other Transaction documents to which it is a party or consummate the Transactions. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification has not had and would not reasonably be expected to, individually or in the aggregate, (a) result in a material liability to the Company and its Subsidiaries, taken as a whole, or materially impair the business or operation of the Company and its Subsidiaries or (b) have a material adverse effect on the ability of the Company to timely perform its obligations hereunder or under the other Transaction documents to which it is a party or consummate the Transactions.

        3.11.    Employee Benefit Plans.

          (a)   Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) each material "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) any material compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) any other material benefit or compensation plan, Contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-linked compensation, stock purchase, employee stock ownership, tax gross-up, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans, welfare plans or material fringe benefit plans, in each case whether or not written, and (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries, with respect to any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a "Service Provider"), or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability (whether actual or contingent) (each, whether or not material, a "Company Benefit Plan"). The term "Company Benefit Plan" does not, however, include plans or arrangements administered by a Governmental Entity or to which the Company or any of its Subsidiaries contribute pursuant to applicable Law or that are Multiemployer Plans (as defined below). Neither the Company, nor to the Knowledge of the Company or any other Person or entity, has any express or implied commitment, whether legally enforceable or not, to (i) modify or change in any material respect, or terminate, any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) create any additional Company Benefit Plan.

          (b)   The Company has made available to Parent a true, correct and complete copy of each material Company Benefit Plan and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan description and all written amendments, modifications or supplements applicable to any such Company Benefit Plan (and a summary of any such amendment, modification or supplement that is not in writing), (ii) the most recent annual report (Form 5500) filed with the IRS or similar report required to be filed with any Governmental Entity, (iii) the most recently received IRS determination or opinion letter, (iv) each trust, insurance or administrative agreement relating to any such Company Benefit Plan, (v) the most recent actuarial report with respect to any such Company Benefit Plan, and (vi) all filings, records and notices made, sent or received by the Company during the prior three (3) years concerning audits or investigations by any Governmental Entity relating to any Company Benefit Plan.

          (c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, all material contributions required to be made for any period in the prior three (3) years through the date hereof to any Company Benefit Plan by applicable Law, under the terms of any Company Benefit Plan or under the terms of any other contractual undertaking have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement, and all material premiums due or payable for any period in the prior three (3) years through the date hereof with respect to insurance policies funding any Company Benefit Plan have been timely paid or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement. With respect to the Company Benefit Plans, (i) no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances which could result in material liability to the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has, within the prior three (3) years, taken corrective action or made a filing under any voluntary correction program of the IRS, the U.S. Department of Labor, or any other Governmental Entity with respect to any Company Benefit Plan that has not been resolved prior to the date hereof and, to the Company's Knowledge, no Company Benefit Plan defect exists as of the date hereof that would qualify for correction under any such program.

          (d)   Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status which letter has not been revoked (nor has revocation been threatened in writing), and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company's Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   None of the Company or any of its Subsidiaries, nor any of their respective ERISA Affiliates, nor, to the Company's Knowledge, any other Person (including any fiduciary whom the company has an obligation to indemnify) has engaged in any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) which could reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to liability. No material Proceeding (including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims)) is pending, or to the Company's Knowledge is threatened, against or with respect to any Company Benefit Plan, any fiduciary of a Company Benefit Plan with respect to such fiduciary's duties to the Company Benefit Plan for whom the Company or any of its Subsidiaries has an obligation to indemnify, or the assets of any trust under any of the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any direct or indirect liability (whether actual or contingent) under ERISA Section 502. All Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants.

          (f)    No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan") or other pension plan subject to Title IV of ERISA ("Title IV Plan") and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, participates in, contributes to, or has any obligation (contingent or otherwise) with respect to, or sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise) with respect to a Multiemployer Plan or other Title IV Plan. No material liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the Company or any of its Subsidiaries has incurred any material withdrawal liability under Section 4201 of ERISA.

          (g)   No Company Benefit Plan is, and none of the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates sponsors, maintains, participates in, contributes to, or has any obligation (contingent or otherwise) with respect to, or sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise), with respect to any multiple employer plan (within the meaning of Section 413(c) of the Code), or multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

          (h)   Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has been maintained and operated in documentary and operational compliance with Section 409A of the Code except as would not reasonably be expected to result in, either individually or in the aggregate, any material liability to the Company or any of its Subsidiaries or any Service Provider.

          (i)    No amount that has been or could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment), by any Service Provider of the Company or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Code or otherwise.

          (j)    None of the execution of this Agreement, the Support Agreements or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or result in any other material obligation to, any Service Provider, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation or any of its affiliates, to merge, amend or terminate any Company Benefit Plan.

          (k)   No Company Benefit Plan provides any compensation or benefits to any Service Providers located outside the United States.

          (l)    No Company Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former employee or their dependents, except as required by Section 4980B of the Code or coverage through the end of the calendar month in which a termination of employment occurs.

        3.12.    Employee and Labor Matters.

          (a)   Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the name of each Service Provider and each such Service Provider's (i) position or title, (ii) date of hire, (iii) location of employment or services, (iv) if the Service Provider is full-time or part-time, (v) if such Service Provider is on a leave of absence, and the nature of any such leave and anticipated date of return, (vi) if such Service Provider is exempt from overtime Laws or if such Service Provider is an hourly employee, (vii) such Service Provider's base salary or hourly wage or compensation rate (as applicable), (viii) a list of the health and welfare benefits in which such Service Provider participates, (ix) a summary of any commission, incentive or other compensation arrangement applicable to such Service Provider, and (x) the amount of severance pay and/or benefits to which such Service Provider would be entitled if his or her employment were involuntarily terminated (other than for cause).

          (b)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, agreement with any works council, or labor contract, and none of the Company or any of its Subsidiaries is currently engaged in any negotiation with any labor union, labor organization, works council or other employee organization. No labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. For the past three (3) years, neither the Company nor any Subsidiary has engaged in any unfair labor practice with respect to any Service Providers, and there is no material unfair labor practice complaint or material grievance or other material administrative or judicial complaint, action or investigation pending or, to the Company's Knowledge, threatened in writing against the Company or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to Service Providers. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no such strike, dispute, lockout, slowdown or stoppage has occurred within the past three (3) years, in any event which could reasonably be expected to materially interfere with the respective business activities of the Company or any of its Subsidiaries.

          (c)   Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are and have for the past three (3) years been in compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, social welfare obligations and unemployment insurance. Notwithstanding the generality of the foregoing, each of the Company and each Subsidiary has properly classified each of their respective Service Providers as "employees" or "independent contractors" and as "exempt" or "non-exempt" for all purposes and has properly reported all compensation paid to such Service Providers for all purposes, except as would not be reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

          (d)   To the Company's Knowledge, no Service Provider is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such Service Provider to be employed by the Company or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except in each case as has not had and could not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

        3.13.    Environmental Matters.

          (a)   Except for those matters that have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) is and for the past three (3) years has been in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is subject to any liability with respect to noncompliance with any Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is and for the past three (3) years has been in compliance with their respective Environmental Permits.

          (b)   There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any violation of, or liability under, Environmental Laws relating to any Release or threatened Release of any Hazardous Materials that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

          (c)   Except as has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries (i) has disposed of, arranged for the disposal of, released, exposed any Person to, or owned or operated any property contaminated by, or manufactured, sold, or distributed products containing, any Hazardous Materials, in each case as would give rise to liability under Environmental Laws, (ii) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (iii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any material liability under any Environmental Law or otherwise relating to any Hazardous Materials.

        3.14.    Real Property; Title to Assets.

          (a)   Section 3.14(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, licensed subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the "Company Leased Real Property"), (ii) the address for each parcel of Company Leased Real Property, and (iii) a list of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto (the "Company Lease Agreements"). No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens. The Company has delivered to Parent a true and complete copy of each such Company Lease Agreement, and in the case of any oral Company Lease Agreement, a written summary of the material terms of such Company Lease Agreement. With respect to each of the Company Lease Agreements: (i) the Company's or its applicable Subsidiary's possession and quiet enjoyment of the Company Leased Real Property under such Company Lease Agreement has not been disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Company Lease Agreement; (ii) the Company or its applicable Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof; and (iii) the Company or its applicable Subsidiary has not collaterally assigned or granted any other security interest in such Company Lease Agreement or any interest therein.

          (b)   The Company Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each parcel of Company Leased Real Property is in compliance with all existing Laws applicable to such Company Leased Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company's Knowledge there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property.

          (c)   The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.15.    Tax Matters.

          (a)   All income and other material Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely filed with the appropriate Tax

  Authority (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects.

          (b)   Each of the Company and its Subsidiaries has timely paid all income and other material Taxes due and owing by it (whether or not shown on any Tax Return), including any Taxes required to be withheld or collected by the Company or any of its Subsidiaries with respect to amounts owing to, or collected from, any employee, creditor, or other Third Party, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries.

          (c)   The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent audited consolidated balance sheet of the Company included in the Company SEC Financial Statements filed prior to the date hereof, exceed the accruals or reserves for Tax liability (excluding any accrual or reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than any notes thereto), and since such date, neither the Company nor any of its Subsidiaries have incurred any material liability for Taxes outside the ordinary course of business.

          (d)   No deficiencies for Taxes in any material amount have been claimed, proposed or assessed by any Tax Authority against the Company or any of its Subsidiaries except for such deficiencies which have been fully satisfied by payment, settled or withdrawn, and no Tax Authority has given notice of any intention to assert any deficiency or claim for any material amount of Taxes against the Company or any of its Subsidiaries.

          (e)   There is no material ongoing, pending or to the Knowledge of the Company, threatened audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries.

          (f)    Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, nor has any request been made for any such extension or waiver.

          (g)   Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement.

          (h)   Neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or similar arrangement.

          (i)    Neither the Company nor any of its Subsidiaries have been a member of an "affiliated group" (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or any similar group for federal state, local or foreign Tax purposes, other than a group of which the Company or one of its Subsidiaries has been the common parent, and neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or non-U.S. Law, (other than the Company or any of its Subsidiaries), as a transferee or successor, by Contract or otherwise.

          (j)    Neither the Company nor any of its Subsidiaries has either agreed or will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) prior to the Closing, (ii) installment sale, intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount received, or deferred revenue accrued, on or prior to the Closing, (iv) "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, (v) intercompany transactions entered into prior to the Closing described in Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or non-U.S. Law), (vi) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law), (vii) impermissible method of accounting used prior to the Closing or (viii) pursuant to Section 965 of the Code. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

          (k)   Neither the Company nor any of its Subsidiaries is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code within the past five (5) years.

          (l)    There are no material Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.

          (m)  Neither the Company nor any of its Subsidiaries has been a party to a transaction that is or is substantially similar to any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

          (n)   No written claim that has not been settled or otherwise fully resolved has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to Taxes assessed by such jurisdiction with respect to Taxes that are the subject of such Tax Return.

          (o)   Neither the Company nor any of its Subsidiary (i) has a "permanent establishment", as such term is defined in any applicable Tax treaty or convention, in any country (other than the country under the Laws of which the Company or such Subsidiary is organized) or (ii) conducts a trade or business in any country (other than the country under the Laws of which the Company or such Subsidiary is organized) that requires the Company or such Subsidiary to file an income Tax Return or pay income Tax in such country.

          (p)   Each of the Company and its Subsidiaries have complied in all material respects with applicable Law relating to transfer pricing.

        3.16.    Material Contracts.

          (a)   All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

              (i)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

             (ii)  any Contract under which the Company or any of its Subsidiaries is required to make payments of, or deliver goods or services having a value of more than $150,000, except for (x) Company Benefit Plans entered into in the ordinary course of business or (y) any Contract that may be canceled, without material penalty or other material liability to the Company or any of its Subsidiaries, upon notice of ninety (90) days or less;

            (iii)  any Contract that contains a non-solicitation obligation binding on the Company or any of its Subsidiaries or that materially limits the ability of the Company or any of its

    Subsidiaries to compete or provide services in any line of business or with any Person or in any geographic area;

            (iv)  any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

             (v)  any Contract that permits any Person other than Company and its Subsidiaries to manufacture, market, offer, distribute, or sell any products of the Company or any of its Subsidiaries, including distribution, sales representative, and similar agreements;

            (vi)  any Contract or series of related Contracts (A) relating to indebtedness for borrowed money in excess of $50,000 or (B) constituting a guarantee by the Company or any of its Subsidiaries of the obligations of any other Person (other than a wholly-owned Subsidiary of the Company) for borrowed money in excess of $50,000;

           (vii)  any Contract providing for the acquisition, transfer, use, development, sharing or license or grant of any right in or to any Intellectual Property, with the exception of shrink-wrap, click-wrap, and off-the-shelf software licenses, and any other licenses of un-customized software that is commercially available to the public generally, in each case with one-time or annual license, maintenance, support and other fees of $100,000 or less;

          (viii)  any Contract that provides for any material "most favored nation" provision or equivalent preferential pricing terms to which the Company or any of its Subsidiaries is subject;

            (ix)  any Contract with the Significant Suppliers (including purchasing agreements, group purchasing agreements, and excluding any Contract describing by clauses (x) and (xi) below);

             (x)  any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, involving the purchase or sale of goods or the provision of services for the benefit of, or by, any Governmental Entity;

            (xi)  any purchase, sale or supply contract that contains minimum volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements;

           (xii)  any Company Lease Agreements;

          (xiii)  any acquisition or divestiture agreement (A) entered into since January 1, 2018 or (B) that contains "earn-out" provisions or other contingent payment obligations, or any continuing indemnification provisions, in each case, that have not been satisfied in full or otherwise expired by their terms, except, with respect to clause (A), for acquisition and divestiture agreements relating to the acquisition or disposition of properties or assets in the ordinary course of business;

          (xiv)  any Contract for any joint venture, partnership or similar arrangement;

           (xv)  any "single source" supply contract pursuant to which goods or materials that are material to the Company or any of its Subsidiaries are supplied to the Company or such Subsidiary from an exclusive source;

          (xvi)  any Contract that contains a standstill or similar agreement pursuant to which one party to such Contract has agreed not to acquire assets or securities of any other party to such Contract or any of its affiliates; or

         (xvii)  any Contract that grants any rights of first refusal or rights of first offer or similar rights or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses.

          (b)   Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Contract set forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as an exhibit to the Company SEC Documents (the "Material Contracts") is valid and binding on the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is and in full force and effect and enforceable by the Company or the applicable Subsidiary in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity), (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under each Material Contract, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no event has occurred or circumstance exists which (with or without notice or lapse of time, or both) would constitute a breach or default thereunder, and (iii) since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential breach or violation of, default under, or failure to comply with, any term or requirement of any Material Contract, or any written notice of revocation, cancellation or termination of any Material Contract.

          (c)   The Company has made available to Parent true and complete copies of each Material Contract (including any amendments or modifications thereto) as of the date of this Agreement.

        3.17.    Intellectual Property.

          (a)   Section 3.17(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by or licensed to (regardless of exclusivity) the Company or any of its Subsidiaries (collectively, the "Company Registered Intellectual Property") together with the assignment status (if applicable), the jurisdictions in which any such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers, the names of the registered owner or applicant, the filing, registration, and/or issue date for each such item of Company Registered Intellectual Property, as applicable. With respect to each item of Company Registered Intellectual Property, (i) the Company or any of its Subsidiaries is the sole owner or licensee, except as otherwise indicated in Section 3.17(a)(i) of the Company Disclosure Schedule and possesses all right, title and interest in and to, including the right to bring actions for infringement with respect to, the item, free and clear of all Liens (other than Permitted Liens), (ii) such item is subsisting, has not been abandoned or cancelled, and all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant Governmental Entities and domain name registrars to maintain such Company Registered Intellectual Property in full force and effect, and (iii) no Proceeding, including inventorship challenge, opposition, reexamination, nullity or interference proceeding, is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item. Except as set forth in Section 3.17(a)(ii) of the Company Disclosure Schedule, no currently patented product of the Company or any of its Subsidiaries will be going off-patent in the next five (5) years. Insofar as applicable to any particular Company Registered Intellectual Property, to the Knowledge of the Company, all maintenance fees, issue fees, annuities and other fees required to maintain such Intellectual Property that have a due date no later than (30) days after the Closing Date have been paid or will be paid prior to Closing; all such maintenance fees, issue fees, annuities and other fees required to maintain such Intellectual Property that have a due date no later than one hundred twenty (120) days after the date of this Agreement are set forth on Section 3.17(a)(iii) of the Company Disclosure Schedule.

          (b)   The Company and its Subsidiary have the right to use all Company Registered Intellectual Property, Company Owned Intellectual Property and Company Material Intellectual Property used or proposed to be used by the Company or any of its Subsidiaries in connection with its business as currently conducted and proposed to be conducted. Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, all Company Owned Intellectual Property were developed by current or former employees, consultants, independent contractors, or agents of the Company or any of its Subsidiaries and (if not owned as a matter of law) have been assigned to the Company or any of its Subsidiaries and, to the Knowledge of the Company, are free of any claims of such employees, consultants, independent contractors, or agents thereto. To the Knowledge of the Company, none of such employees, consultants, independent contractors, or agents has violated any agreement with respect to the use or disclosure of Third Party confidential information or Intellectual Property or has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any agreement under which such employee, consultant, independent contractor, or agent has assigned or otherwise granted, or is obligated to assign or otherwise grant, to any Third Party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the knowledge of the Company, each current and former employee and consultant of the Company and its Subsidiary engaged in any activity in the conduct of Company's business as currently conducted and proposed to be conducted has signed an agreement requiring assignment of inventions and other Intellectual Property to the Company.

          (c)   Section 3.17(c) of the Company Disclosure Schedule identifies all Company Registered Intellectual Property, Company Owned Intellectual Property and Company Material Intellectual Property under which the Company has granted a license or right to any Person or for which the Company receives any royalty or other payment or compensation from any Person.

          (d)   Section 3.17(d) of the Company Disclosure Schedule identifies all Company Registered Intellectual Property and Company Material Intellectual Property that the Company has licensed from any Person and the corresponding agreements between Company and such Person. To the Knowledge of the Company, no party to such an agreement to which the Company is a party is in breach or default in any material respect, and no written notice of termination has been given or, to the knowledge of the Company, threatened. The consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to such agreements, nor give any Third Party to any such agreement the right to do any of the foregoing. Following the Closing, Parent and Merger Sub will be permitted to exercise all of the rights of the Company under such agreements to the same extent the Company would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay. As of the date of this Agreement, the Company has not granted licenses or covenants not to sue, or sold or otherwise transferred (other than standard licenses or rights to use granted to customers in the ordinary course of its business) any of the Company Material Intellectual Property to any Third Party, and there exists no obligation by the Company to assign, license or otherwise transfer any of the Company Material Intellectual Property to any Third Party (other than the obligations of the Company hereunder). To the Knowledge of the Company, to the extent that any Third Party Intellectual Property is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of its products under development and/or is used in the business activities of the Company, the Company has a written agreement with such Third Party with respect thereto pursuant to which the Company either has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, or has obtained perpetual, nonterminable licenses sufficient for the use or proposed use of such to all such Third Party Intellectual Property by the Company in connection with its business as currently conducted and proposed to be conducted.

          (e)   Section 3.17(e)(i) of the Company Disclosure Schedule identifies (i) all Orders entered into by the Company and (ii) any Contract to which the Company is a party, in each of cases (i) and (ii) that materially restricts or impairs the use of any Company Registered Intellectual Property, Company Owned Intellectual Property or Company Material Intellectual Property. The Company is not obligated to indemnify any Third Party against a charge of infringement or misappropriation of Intellectual Property except as set forth on Section 3.17(e)(i) of the Company Disclosure Schedule.

          (f)    Neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company Material Intellectual Property.

          (g)   To the Knowledge of the Company, the Company owns or possesses adequate rights in and to all Intellectual Property necessary for the conduct of its business as currently conducted and proposed to be conducted. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. No Proceeding is pending, or to the Knowledge of the Company is threatened, alleging any such infringement, misappropriation, dilution, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Registered Intellectual Property, Company Owned Intellectual Property or Company Material Intellectual Property. Neither the Company nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice during the past three (3) years (or earlier, if presently not resolved) alleging that any Person has infringed, misappropriated, diluted, or otherwise violated any Company Registered Intellectual Property, Company Owned Intellectual Property or Company Material Intellectual Property. Except as set forth on Section 3.17(g) of the Disclosure Schedule, the Company has not sought or received any opinion of counsel, verbal or written, regarding any Intellectual Property of any Person.

          (h)   The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company Material Intellectual Property. All Company Material Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and its Subsidiaries, and each of their predecessors, who have created, contributed to or participated in the conception or development of any Intellectual Property for the Company or any of its Subsidiaries have entered into valid and binding proprietary rights agreements with the Company or its applicable Subsidiary or predecessor, vesting ownership of such Intellectual Property in the Company or one of its Subsidiaries, and irrevocably waiving all of such Person's moral rights therein. No such Person has asserted, and to the Company's Knowledge, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Intellectual Property. To the Knowledge of the Company, all use, disclosure or appropriation of such information by or to a Third Party has been pursuant to the terms of a written agreement between the Company and such Third Party. To the Knowledge of the Company, all use, disclosure or appropriation of such information by or to the Company been pursuant to the terms of a written agreement or other legal binding arrangement between the Company and the owner of such information, or is otherwise lawful.

          (i)    No Company Material Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the ownership or use thereof by the Company or any of its Subsidiaries, or restricting the sale or licensing thereof to any Person. Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, to the Company's Knowledge, at no time during the conception of or reduction to practice of any Company Material Intellectual Property was any developer, inventor or other contributor to such Intellectual Property (i) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Third Party, (ii) operating under any grants from any Governmental Entity, university, college, other educational institution or private source, or (iii) performing research sponsored by any Governmental Entity, university, college, other educational institution or private source. Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, no facilities of any university, college, other educational institution or research center were used in the development or reduction to practice of any Company Material Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant, independent contractor, or agent of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Material Intellectual Property, was employed by or has performed services for any Governmental Entity, university, college, other educational institution or private source during a period of time during which such employee, consultant, independent contractor, or agent was also performing services for the Company or any of its Subsidiaries.

          (j)    The Company and its Subsidiaries have established and implemented commercially reasonable security measures and policies (i) to protect all Personal Data collected by them or on their behalf from and against unauthorized access, use, modification and/or disclosure; (ii) to protect against any material anticipated threats or hazards to the security of Personal Data; and (iii) for the disposal of Personal Data in compliance with the requirements of all applicable Information Privacy and Security Laws. The Company and its Subsidiaries are currently operating in compliance, in all material respects, with all applicable Information Privacy and Security Laws. There are no Proceedings pending against the Company or any of its Subsidiaries asserting any violation by the Company or any of its Subsidiaries of any (i) Information Privacy and Security Law, (ii) agreement (or portion thereof) to which the Company or any of its Subsidiaries is a party that relates to the protection of Personal Data, or (iii) of the Company's or its Subsidiaries' privacy and security policies applicable to Personal Data. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Data that would trigger a notification or reporting requirement under any Information Privacy and Security Law.

          (k)   The IT Assets (i) operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries and have not materially malfunctioned or failed in the last three (3) years, and (ii) are sufficient for the immediate and reasonably foreseeable needs of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company (i) lawfully has the right to use all software, hardware, firmware, computer systems, network connectivity, electronics, platforms, servers, interfaces, applications, websites, communication equipment, and other related information technology, including any outsourced systems and processes, that are used by the Company in the operation of its business and (ii) will continue to have such rights immediately after the Closing. The Company and its Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets against unauthorized use, access, interruption, modification and corruption, including the use of strong encryption technology and the implementation of a comprehensive security plan which identifies all material risks to the security of the IT Assets and the information therein, and implements, monitors, and improves adequate safeguards to control those risks. To the Knowledge of the Company, there has been no unauthorized access to the IT Assets that resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, or encryption of any information or data stored therein. The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case consistent with customary industry practices.

        3.18.    Regulatory Matters.

          (a)   The Company and each of its Subsidiaries has at all times during the past five (5) years operated and currently are in compliance in all material respects with: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.) (the "FFDCA") and the Public Health Service Act (42 U.S.C. Section 201 et seq.), and the regulations promulgated thereunder; (ii) all federal, state and local health care related fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. civil False Claims Act (31 U.S.C. Section 3729 et seq.), the exclusion laws (42 U.S.C. Section 1320a-7), the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), the federal criminal false statements law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the regulations promulgated pursuant to such statutes; (iii) the U.S. Health Insurance Portability and Accountability Act of 1996 ("HIPAA") (42 U.S.C. Section 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder and any state or non-U.S. counterpart thereof or other law or regulation the purpose of which is to protect the privacy of individuals or prescribers; or any other state or federal law, regulation, manual provision, program memorandum, opinion letter or other public issuance which regulates kickbacks, recordkeeping, claims process, documentation requirements, referrals, quality, safety, privacy, security, licensure or any other aspect of manufacturing and distributing medical devices, drugs, biologics, or tissue products (collectively, the "Health Care Laws"). The Company has not received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement audit, investigation, arbitration, or other action from the FDA, the Centers for Medicare and Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, or other Governmental Entity alleging that any operation or activity of the Company is in material violation of any Health Care Laws. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of Company, any director, officer, employee or contractor of the Company or any of its Subsidiaries, has made any voluntary self-disclosure to any Governmental Entity regarding any potential material non-compliance with any applicable Health Care Law. To the Knowledge of Company, no act, omission, event or circumstance has occurred that would reasonably be expected to give rise to, or lead to, any Proceeding or material non-compliance with any applicable Health Care Laws.

          (b)   Section 3.18(b) of the Company Disclosure Schedule sets forth a list of all current and pending Permits of the FDA and similar federal, state, local or foreign Governmental Entities (each a "Regulatory Authority" and collectively, the "Regulatory Authorities") required for the conduct of the Company's and its Subsidiaries' businesses as currently operated (collectively, the "Regulatory Permits"). The Company and its Subsidiaries hold, and have and currently are operating in material compliance with the Regulatory Permits and all such Regulatory Permits are in full force and effect. The Company and its Subsidiaries have fulfilled and performed all of their current material obligations with respect to the Regulatory Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any Regulatory Permit.

          (c)   All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom (collectively, the "Submissions"), utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit from any Regulatory Authority relating to the Company or its Subsidiaries, or their business and products, when submitted to the applicable Regulatory Authority were true, complete and correct in all material respects as of the date of submission, and any necessary or required updates, changes, corrections or modification to such Submissions have been submitted to such Regulatory Authority.

          (d)   Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, since January 1, 2014, neither the Company nor any of its Subsidiaries has had any product or manufacturing site (whether Company- or Subsidiary-owned or that of a contract manufacturer for the products) become the subject of a Governmental Entity (including FDA or other Regulatory Authority) shutdown, restriction, or import or export prohibition, nor received any FDA Form 483 or other Regulatory Authority notice of inspectional observations, "warning letters," "untitled letters" or requests or requirements to make changes to the products that if not complied with would reasonably be expected to have a material effect on the Company, or similar correspondence or notice from any Regulatory Authority alleging or asserting noncompliance with any applicable Law, Regulatory Permit or such requests or requirements of a Regulatory Authority, and, to the Knowledge of the Company, no Regulatory Authority is considering such action.

          (e)   Section 3.18(e) of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company's or Subsidiaries' products since January 1, 2017 ("Safety Notices"); (ii) the dates such Safety Notices, if any, were resolved or closed; and (iii) to the Company's Knowledge, any material complaints with respect to the products that are currently unresolved. There are no outstanding Orders or requests by any Regulatory Authority to the Company or any of its Subsidiaries for a recall, field notification, field correction or market withdrawal or replacement for any products of the Company or any of its Subsidiaries, and no Safety Notices, or, to the Company's Knowledge, material product complaints with respect to the Company's or its Subsidiaries' products, and to the Company's Knowledge, there are no facts that would be reasonably likely to result in (i) a recall, field notification, field correction, market withdrawal or replacement or material Safety Notice with respect to the Company's or its Subsidiaries' products, (ii) a material change in labeling of any the Company's or its Subsidiaries' products; or (iii) a termination or suspension of marketing, manufacturing, processing or testing of any of the Company's or its Subsidiaries' products.

          (f)    The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company or its Subsidiaries or in which the Company or its Subsidiaries or their products or product candidates have participated were and, if still pending, are being conducted in all material respects in accordance with all applicable Laws, including, but not limited to, the FFDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 812, and 1271. Except to the extent disclosed on Section 3.18(f) of the Company Disclosure Schedule, no investigational new drug application or investigational device exemption filed by or on behalf of the Company or its Subsidiaries with the FDA has been disapproved, terminated or suspended by the FDA, and neither the FDA nor any other Regulatory Authority has commenced or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, or impose conditions of approval on any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries.

          (g)   Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company, its Subsidiaries, or their respective products, by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of the Company and its Subsidiaries, or any of their respective officers, directors or employees, or, to the Knowledge of the Company, its agents or contractors, has been convicted of any crime, or has engaged in any conduct that has resulted or could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment, suspension or exclusion are pending or threatened against the Company or its Subsidiaries or any of their officers, directors, employees or, to the Knowledge of the Company, its agents.

          (h)   Neither the Company nor any of its Subsidiaries is a party to or has any ongoing reporting or disclosure obligations pursuant to or under any corporate integrity agreements, monitoring agreements, deferred prosecution agreement, consent decrees, settlement orders, or similar agreements imposed by any Governmental Entity. None of the Company, its Subsidiaries, or any of their respective officers, directors or employees or, to the Knowledge of the Company, agents or contractors, has been or is currently debarred, suspended or excluded from participation in any governmental health care program, or convicted of any crime or, to the Knowledge of the Company, engaged in any conduct for which such Person could be debarred, suspended or excluded from participating in any governmental health care program under Section 1128 of the Social Security Act of 1935 (42 U.S.C. § 1320a-7), as amended, or any similar applicable Law or program.

        3.19.    Broker's Fees.    Except for the Company's obligations to Canaccord Genuity LLC, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker's fees, commissions or finder's fees in connection with any of the Transactions.

        3.20.    Opinion of Financial Advisor.    Canaccord Genuity LLC, the Company's financial advisor, has delivered to the Transaction Committee and the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth therein, the consideration to be received by the holders of Company Shares (other than Parent, Merger Sub, the Company and their respective direct or indirect wholly-owned subsidiaries or holders of Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

        3.21.    Insurance.    Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance of a scope and coverage as is sufficient to comply with applicable Law as is customary in all material respects for businesses in the Company's and its Subsidiaries' businesses, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, and all premiums due and payable thereon have been paid and (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice of cancellation. Since January 1, 2017, neither the Company nor any of its

Subsidiaries has received any written notice of invalidation or termination, or as of the date of this Agreement, denial of coverage, rejection of a material claim or material adjustment in the amount of premiums payable under any material insurance policy maintained by the Company or any of its Subsidiaries.

        3.22.    Suppliers.    Section 3.22 of the Company Disclosure Schedule sets forth a list showing the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, determined by gross expenditures, during the twelve (12) month period ending on August 27, 2019 (each, a "Significant Supplier"). As used in this Section 3.22, the term "supplier" shall mean a supplier of goods or materials to, or a provider of services necessary for the conduct of the business of, the Company and its Subsidiaries. Since January 1, 2019, no Significant Supplier has indicated in writing an intention to (i) terminate its relationship with, or otherwise stop or materially reduce its supply of the Company or any of its Subsidiaries, as applicable, or (ii) materially change the terms and conditions on which it is prepared to supply the Company or such Subsidiary of the Company, as applicable, in a manner adverse to the Company or its Subsidiaries as applicable.

        3.23.    No Other Representations or Warranties.    Except for the representations and warranties expressly set forth in this ARTICLE III or the Company Disclosure Schedule, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent's, Merger Sub's or their Representatives' or affiliates' use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional "break-out" discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE III or the Company Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby represent and warrant to the Company as follows:

        4.1.    Corporate Organization.    Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        4.2.    Authority, Execution and Delivery; Enforceability.    Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent's and Merger Sub's legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors' rights generally or by general equitable principles (whether considered in a Proceeding at law or in equity).

        4.3.  No Conflicts.

          (a)   The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent, or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any of its Subsidiaries is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) the filing with the SEC of (A) the Proxy Statement and (B) if required, the Notice 8-K, (ii) other filings required under, and compliance with other applicable requirements of under the Exchange Act and the rules and regulations of NASDAQ, (iii) filings required under, and compliance with any applicable requirements of, the HSR Act, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations or notifications would not reasonably be expected to have a Parent Material Adverse Effect.

        4.4.    Litigation.    There is no Proceeding pending, or, to the actual knowledge of Parent, threatened that has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that has had or would reasonably be expected to have a Parent Material Adverse Effect.

        4.5.    Information Supplied.    None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is first mailed to holders of Company Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions of the Proxy Statement that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

        4.6.    Ownership of Company Capital Stock.    None of Parent, Merger Sub or any Subsidiary of Parent beneficially owns any Company Shares as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

        4.7.  Available Funds.

          (a)   On the Closing Date, after giving effect to the Equity Financing (as defined below), Parent will have available all funds necessary (i) to pay the aggregate Merger Consideration, the aggregate Conversion Amount, the aggregate Warrant Consideration and the aggregate Black-Scholes Value, (ii) to satisfy the obligations of Parent and Merger Sub set forth in this Agreement, including in connection with the Merger and the other Transactions, and (iii) to pay all related expenses required to be paid by Parent and the Surviving Corporation.

          (b)   Parent has delivered to the Company a true and complete copy of each Equity Commitment Letter, pursuant to which each Equity Financer has committed, subject only to the terms and conditions set forth therein, to provide cash equity or debt financing (the "Equity Financing") to Parent and Merger Sub in the amount set forth therein in connection with the transactions contemplated hereby. There are no exhibits, schedules, annexes, amendments, supplements, letters, agreements, or understandings relating to either the Equity Financing or the Equity Commitment Letters to which Parent or any of its affiliates is subject or a party other than those set forth in the Equity Commitment Letters that, prior to the date hereof, has been delivered to the Company. No party is in default or breach under any of the terms and conditions of the Equity Commitment Letters and no event has occurred which, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a default or breach thereunder or a failure of any condition to the obligations in the Equity Commitment Letters or otherwise result in the failure of any portion of the Equity Financing to be disbursed in a timely enough manner to finance, without delay, the consummation of each of the transactions contemplated by this Agreement. The commitments and terms contained in the Equity Commitment Letters have not been amended, modified, supplemented, rejected, reduced, terminated, withdrawn or rescinded in any respect and each Equity Financer has not notified Parent or Merger Sub of any intention to do any of the foregoing. Each Equity Commitment Letter is in full force and effect in the form so delivered and constitute valid and binding obligations of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as set forth in the Equity Commitment Letters. Neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that any portion of the Equity Financing will not be available to Parent and Merger Sub in a timely enough manner to finance, without delay, the consummation of each of the transactions contemplated by this Agreement.

        4.8.    Ownership of Merger Sub.    All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not prior to the date hereof engaged in any business or other activities.

        4.9.    No Other Representations and Warranties.    Except for the representations and warranties expressly set forth in this ARTICLE IV, none of Parent, Merger Sub, any of their respective affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its affiliates or Representatives on any such representation or warranty) with respect to Parent, Merger Sub, any other Subsidiary of Parent or their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, none of Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company or its Representatives or affiliates or any other Person resulting from the Company's or its Representatives' or affiliates' use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives or affiliates, including any information made available in management presentations, functional "break-out" discussions, responses to questions submitted on behalf of the Company or its Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE IV.

ARTICLE V
COVENANTS

        5.1.    Conduct of Business by the Company Pending the Closing.    Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly required or permitted by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) use its reasonable best efforts to conduct its operations in all material respects in the ordinary course of business, (ii) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations, (iii) use its reasonable best efforts to preserve in all material respects its present properties and its tangible and intangible assets, (iv) comply in all material respects with all applicable Laws and Material Contracts, (v) pay all applicable Taxes as such Taxes become due and payable, unless such Taxes are contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries; and (vi) maintain all existing licenses and permits applicable to its operations and businesses. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as otherwise expressly required or permitted by any other provision of this Agreement or as required by law, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

          (a)   amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws or equivalent organizational documents (including by merger, consolidation or otherwise) or Certificate of Designations;

          (b)   issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Company Shares upon the exercise of Company Options or Company Warrants, the conversion of shares of Preferred Stock or any Convertible Note outstanding as of the date hereof, in each case in accordance with their existing terms;

          (c)   sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except (i) pursuant to the express terms of any Material Contract in effect as of the date hereof, (ii) the sale of inventory in the ordinary course of business, or (iii) assets that are no longer used or useful in the operations of the Company or any of its Subsidiaries;

          (d)   sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Intellectual Property of the Company or any of its Subsidiaries, except (A) the abandonment, in the ordinary course of business, of Company Owned Intellectual Property that in the Company's reasonable business judgment is no longer used or useful in the business of the Company and its Subsidiaries and is no longer commercially practicable to maintain, and (B) the non-exclusive licensing or sublicensing of Company Material Intellectual Property to affiliates, customers, distributors, and customers in the ordinary course of business;

          (e)   declare, set aside, make, distribute or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

          (f)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except (i) with respect to any wholly owned Subsidiary of the Company or (ii) the acceptance of Company Shares as payment for the exercise price of Company Options or Company Warrants or for withholding Taxes incurred in connection with the exercise of Company Options, in each case in accordance with past practice and the terms of the applicable Company Equity Plan and applicable award agreement(s);

          (g)   merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly owned Subsidiary of the Company (other than this Agreement and the Merger);

          (h)   acquire (including by merger, consolidation, license, sublicense or acquisition of stock or assets) any Person (or any business line or division thereof) or assets, other than (i) acquisitions of inventory, raw materials and other property in the ordinary course of business and (ii) any other acquisitions with a purchase price of less than $200,000 in the aggregate;

          (i)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except (i) in connection with refinancings of existing indebtedness on terms no less favorable to the Company (and in an aggregate principal amount not in excess of) such existing indebtedness, (ii) for borrowings under the Company's existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business, and (iii) indebtedness not to exceed $50,000 in the aggregate;

          (j)    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company) in excess of $100,000 in the aggregate, other than routine travel, relocation and business advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;

          (k)   terminate, cancel or renew, or agree to any amendment of, change in, modification to or waiver under any Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Material Contract, in each case other than in the ordinary course of business;

          (l)    (i) make any capital expenditure in excess of the amounts set forth in, or fail to make capital expenditures contemplated to be made in, the Company's capital expenditure budget as disclosed in Section 5.1(l) of the Company Disclosure Schedule; provided, that a delay in the timing of making any such capital expenditures shall not be a breach of this Section 5.1(l)(i), or (ii) make any capital expenditure in excess of $50,000 individually or $150,000 in the aggregate;

          (m)  except to the extent required by (x) applicable Law, or (y) the existing terms of any Company Benefit Plan disclosed in Section 3.11(a) of the Company Disclosure Schedule as in effect as of the date hereof: (i) increase the compensation or benefits payable or to become payable to any Service Provider, other than annual merit increases in annual base salary or base rate of pay for employees (other than officers), in each case, in the ordinary course of business; (ii) (A) amend any Company Benefit Plan (other than any administrative amendment that would not reasonably be expected to result in a material additional cost to the Company or its affiliates, or obligate the Company or its affiliates to maintain such Company Benefit Plan beyond December 31, 2019), (B) terminate any Company Benefit Plan that would reasonably be expected to result in material liability to the Company or its affiliates, or (C) establish, adopt or enter into any new arrangement that if in effect on the date hereof would be a Company Benefit Plan (for the avoidance of doubt, including, any employment, severance, change in control, retention, bonus guarantee or similar agreement or arrangement); (iii) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (including funding any grantor trust); (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation (other than annual bonuses payable in the ordinary course of business during the first quarter of the Company's fiscal year); (v) grant any equity-based or equity-linked awards; (vi) enter into any collective bargaining agreement, or any works council, labor union or similar agreement or arrangement; (vii) hire or terminate the employment (other than for cause) of any officer or any Service Provider with annual compensation in excess of $150,000; (viii) promote any officers or employees, except for a promotion of any employee that is in the ordinary course of business; or (ix) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

          (n)   compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements of Proceedings (excluding Transaction Litigation) in the ordinary course of business that involve only the payment of monetary damages not in excess of $25,000 individually or $100,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

          (o)   (i) make, change or revoke (or file any request to make, change or revoke) any material Tax election, (ii) change any of its methods of reporting income or deductions for Tax purposes (or file a request to make any such change), (iii) settle or compromise any material Tax liability, claim, audit or dispute, (iv) surrender any right to claim a Tax refund, offset or other reduction in Tax liability in any material amount, (v) file any amended Tax Return with respect to any Tax, (vi) enter into any Tax allocation, sharing, indemnity or closing agreement, (vii) initiate any "voluntary disclosure" or similar program related to any Tax matter, or (viii) waive or extend the statute of limitations with respect to any Tax other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

          (p)   enter into any new line of business or materially alter any existing line of business, other than in the ordinary course of business;

          (q)   fail to keep in force or voluntarily cancel, terminate or fail to renew (in a form and amount consistent with past practice) any material insurance policies covering the Company, any of its Subsidiaries or any of their respective businesses, assets or properties;

          (r)   write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

          (s)   (i) waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (iii) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or vary its inventory practices in any material respect;

          (t)    (i) forgive any loans to directors, officers, employees or any of their respective affiliates or (ii) enter into any transactions or Contracts with any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

          (u)   mortgage, pledge or subject to any Lien any portion of its properties or assets, other than Permitted Liens; or

          (v)   authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

        5.2.  Access to Information; Confidentiality.

          (a)   From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VII, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof as Parent and its respective Representatives may reasonably request, (ii) promptly furnish such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request, (iii) reasonably cooperate with Parent and its Representatives to organize and facilitate meetings among Parent and its Representatives and the Company and its Representatives to be located at the properties, offices or other facilities of the Company and its Subsidiaries at such times during normal business hours as Parent or its Representatives may reasonably request and (iv) reasonably cooperate with Parent and its Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the Company and its Subsidiaries as Parent or its Representatives may reasonably request (provided that communications and meetings by Parent or its affiliates with customers of the Company or any of its Subsidiaries (other than customers of Parent or its affiliates), on the one hand, and the Company and its Subsidiaries, on the other hand shall to the extent consistent with applicable Laws be made jointly by Parent and the Company and in consultation with the Company or any applicable Subsidiary); provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of Third Parties, or (C) breach, contravene or violate any applicable Law.

          (b)   Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the Merger. The Confidentiality Agreement, dated October 24, 2018, by and between the Company and Castle Creek Pharmaceuticals, LLC, as supplemented by that certain Exclusivity Agreement and Addendum to Nondisclosure Agreement, by and between the Company and Castle Creek Pharmaceuticals, LLC, dated July 15, 2019 and amended on August 26, 2019 (together, the "Confidentiality Agreement"), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives; provided, that nothing in the Confidentiality Agreement shall restrict Parent's or the Merger Sub's ability to take any of the actions expressly contemplated by this Agreement.

        5.3.  No Solicitation.

          (a)   Subject to Section 5.3(b), from and after the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, (y) deliver a written notice to any such Third Party explicitly stating that the Company is terminating all discussions and negotiations with such Third Party with respect to any Acquisition Proposal, and requesting that such Third Party promptly return or destroy all confidential or proprietary information concerning the Company and its Subsidiaries and (z) promptly terminate access to any due diligence or electronic or physical data room with respect to any Acquisition Proposal. Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with ARTICLE VII, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, initiate, solicit, knowingly facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof, (y) engage in, continue or otherwise participate in any discussions or negotiations with a Third Party regarding any Acquisition Proposal (other than to inform any Third Party of the existence of the provisions contained in this Section 5.3) or (z) furnish or provide any nonpublic information in connection with, any Acquisition Proposal. Except as expressly permitted by this Section 5.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with ARTICLE VII, neither the Company Board (acting upon the recommendation of the Transaction Committee, or otherwise) nor the Transaction Committee or any other committee thereof shall (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement, (v) approve, authorize or cause or permit the Company or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Acquisition Proposal (a "Company Acquisition Agreement"), (vi) fail to publicly affirm the Company Board Recommendation within five (5) Business Days following receipt of a written request to do so from Parent or (vii) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (iv), (vi) and (vii) of this sentence, a "Change of Board Recommendation").

          (b)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval the Company has received a bona fide written Acquisition Proposal from a Third Party that did not result from a breach of this Section 5.3, (i) the Company and its Representatives may contact the Person proposing such Acquisition Proposal or the Representatives of such Person solely to clarify the terms and conditions thereof and (ii) if the Transaction Committee (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and that failure to take such actions would be reasonably likely to breach the directors' fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its Representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (and in no event later than twenty-four (24) hours) after it is provided or made available to such Third Party.

          (c)   The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing of the receipt of any Acquisition Proposal, which notice shall identify the Third Party making such Acquisition Proposal and include a copy of such Acquisition Proposal and any equity or debt financing materials related thereto (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal including its material terms and conditions). Without limiting the foregoing, the Company shall keep Parent promptly informed (and in any event within twenty-four (24) hours) in all material respects of the status of, and any material communications relating to, such Acquisition Proposal (including any change in the price or other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any "standstill" or similar obligation of any Person unless the Transaction Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably expected to breach its fiduciary duties under applicable Law; provided, that the Company promptly (and in any event within twenty-four (24) hours) advises Parent that it is taking such action and the identity of the Persons with respect to which it is taking such action. The Company shall not enter into any agreement with any Third Party relating to an Acquisition Proposal which has the effect of prohibiting the Company or its Representatives from communicating with, or providing any information or materials to, Parent in accordance with, or otherwise complying with this Section 5.3(c).

          (d)   Notwithstanding anything to the contrary contained in Section 5.3(a), if, in response to a bona fide written Acquisition Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 5.3, the Company Board (acting upon the recommendation of the Transaction Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Company Board may at any time prior to the receipt of the Company Stockholder Approval, (A) effect a Change of Board Recommendation with respect to such Superior Proposal or (B) terminate this Agreement pursuant to Section 7.1(e) in order to enter into a definitive written agreement with respect to such Superior Proposal, in either case subject to the requirements of this Section 5.3(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(d) or terminate this Agreement pursuant to Section 7.1(e) unless:

            (i)    the Company Board, acting upon the recommendation of the Transaction Committee, shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make such a Change of Board Recommendation or to terminate this Agreement pursuant to Section 7.1(e) in response to the receipt of such Superior Proposal would reasonably be expected to be a breach of the directors' fiduciary duties under applicable Law;

            (ii)   the Company shall have provided to Parent at least four (4) Business Days' prior written notice (the "Notice Period") of the Company's intention to take such actions, which notice shall specify the basis for such Change of Board Recommendation or decision to terminate this Agreement pursuant to Section 7.1(e), the identity of the Third Party making such Superior Proposal, the material terms and conditions of such Superior Proposal, and shall include a copy of the applicable Company Acquisition Agreement and any other material documents with respect thereto,

            (iii)  during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendments or modifications to this Agreement proposed by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

            (iv)  at the end of such Notice Period, the Company Board, acting upon the recommendation of the Transaction Committee, shall have considered in good faith any proposed amendments or modifications to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered by Parent (the "Proposed Changed Terms") no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and that failure to make a Change of Board Recommendation with respect to such Superior Proposal would reasonably be expected to breach the directors' fiduciary duties under applicable Law.

          In the event of any change to the price terms or any other material revision or amendment to the terms of such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(d) (which shall apply mutatis mutandis) with respect to such new written notice, except that in the case of such a new written notice, the Notice Period shall be three (3) Business Days.

          (e)   Nothing contained in this Section 5.3 shall prohibit the Company Board (acting upon the recommendation of the Transaction Committee) from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board (acting upon a recommendation of the Transaction Committee) determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or violate applicable Law, provided that upon the written request by Parent following any disclosure specified in this Section 5.3(e), the Company Board and the Transaction Committee shall publicly reaffirm the Company Board Recommendation within three Business Days following receipt of such request and a failure to do so shall be deemed to be a Change of Board Recommendation. The issuance by the Company or the Company Board of a "stop, look and listen" statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

          (f)    The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any of its Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

          (g)   For purposes of this Agreement:

            (i)    "Acquisition Proposal" means any inquiry, offer or proposal from a Third Party concerning (A) a merger, consolidation or other business combination or similar transaction involving the Company, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries in a single transaction or series of related transactions, based on their fair market value as determined in good faith by the Company Board and the Transaction Committee, (C) an issuance or acquisition (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 20% or more of the voting power of the Company in a single transaction or series of related transactions, or (D) any combination of the foregoing (in each case, other the Merger).

            (ii)   "Superior Proposal" means a bona fide written Acquisition Proposal (except the references therein to "20%" shall be replaced by "75%") made by a Third Party that is not solicited or received in violation, or resulting from any breach, of this Section 5.3 and that the Company Board (acting upon the recommendation of the Transaction Committee) determine in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Company Board (acting upon the recommendation of the Transaction Committee) considers in good faith to be appropriate (including the financing terms, conditionality, timing and likelihood of consummation of such proposals), (A) is reasonably likely to be consummated in accordance with its terms, and (B) if consummated, would be more favorable from a financial point of view to the Company's common stockholders than the Merger (taking in account any Proposed Changed Terms).

        5.4.    SEC Filings; Other Actions.

          (a)   As promptly as practicable after the execution of this Agreement (and in any event, within fifteen (15) Business Days following the date hereof), the Company shall prepare and file the preliminary Proxy Statement with the SEC, which shall, subject to a Change of Board Recommendation having been effected in accordance with Section 5.3, include the Company Board Recommendation. In addition, if required pursuant to the terms of the Company Warrants or reasonably requested by Parent, no later than thirty (30) days prior to the anticipated Closing Date, the Company shall prepare and file the Notice 8-K in accordance with the requirements of the applicable Company Warrants. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Notice 8-K the Proxy Statement. Parent, Merger Sub and

  their counsel shall be given a reasonable opportunity to review each of the Proxy Statement (and any amendment or supplement thereto) and the Notice 8-K before such documents are filed with the SEC, and the Company shall consider in good faith and incorporate all comments reasonably proposed by Parent, Merger Sub and their counsel with respect thereto. The Company shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder, the DGCL and the rules of NASDAQ in connection with the filing and distribution of the Proxy Statement and the Notice 8-K, and the solicitation of proxies from the Company's stockholders under the Proxy Statement. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company's stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect or as otherwise required by applicable Law and the Company shall promptly prepare, file with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mail to its stockholders an amendment or supplement setting forth such correction, as and to the extent required by the Exchange Act. The Company shall as soon as reasonably practicable (and, in any event, within twenty-four (24) hours) (i) notify Parent of the receipt of any comments (whether written or oral) from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement and a summary of any oral correspondence.

          (b)   The Company will take, in accordance with applicable Law and the Company Charter and the Company Bylaws all action reasonably necessary (i) to establish a record date for, duly call and give notice of a meeting of holders of the issued and outstanding Company Shares (the "Company Meeting" and the record date for the Company Meeting, the "Record Date") to consider and vote upon (A) the adoption of this Agreement; and (B) a non-binding advisory vote on "golden parachute" executive compensation arrangements if required by Rule 14a-21(c) under the Exchange Act; and (ii) mail the Proxy Statement to the stockholders of record of the Company and to other stockholders as required by Rule 14a-13 of the Exchange Act, as of the Record Date, in each case, as promptly as practicable after the date of this Agreement (and in any event within five (5) Business Days following the later of the request of Parent and the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement) (the date the Company is required to take such actions, the "Proxy Date"). The Company shall convene and hold the Company Meeting as promptly as practicable after the Proxy Date; provided, however, that (a) in no event shall the Company Meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is mailed to the Company's stockholders and (b) the Company shall not adjourn or postpone the Company Meeting without the prior written consent of Parent, other than to the extent required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Meeting. Subject to Section 5.3(d) hereof, the Company Board shall recommend such adoption of this Agreement and include the Company Board Recommendation in the Proxy Statement. Notwithstanding the foregoing, after the Company Meeting has been convened, the Company shall, upon the request of Parent, and the Company may, if Parent does not make such request, adjourn the Company Meeting on one or more occasions to the extent necessary to solicit additional proxies in favor of adoption of this Agreement, for such time period as determined by Parent (or, if Parent does not make such request, as determined by the Company); provided, however that (i) such adjournment shall not exceed fifteen (15) calendar days for each such adjournment, (ii) the Company Meeting shall not be adjourned by more than forty-five (45) calendar days in the aggregate from the originally scheduled date of the Company Meeting, and (iii) no such adjournment shall be permitted if the Company shall have received by the Company Meeting an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 6.1(a) would be satisfied if a vote were taken at the Company Meeting. Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date without the prior written consent of Parent, unless required to do so by Law (determined after consultation with outside counsel), including as a result of any adjournment or postponement of the Company Meeting pursuant to the prior sentence. If the Record Date is changed, the Company shall, as to that Record Date, comply with each of its obligations under this Section 5.4. The Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Company Meeting are solicited in compliance with all applicable Law. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven Business Days prior to the date of the Company Meeting as to the aggregate tally of proxies received by the Company with respect to the adoption of this Agreement.

        5.5.    Appropriate Action; Consents; Filings.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, Third Parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound (provided, that the Company shall not pay or agree to pay any material consent fees or other material payments requested by any such Third Parties without the written consent of Parent, not to be unreasonably withheld, conditioned or delayed), (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities (including, without limitation, those in connection with applicable Competition Laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including, without limitation, in connection with applicable Competition Laws), (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or Third Party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting or telephone call with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.5 as "outside counsel only." Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any party. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates to, make or cause to be made all filings required under applicable Competition Laws with respect to the Transactions as promptly as practicable and advisable, as agreed by the parties, after the date of this Agreement.

          (b)   Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act) or in connection with any investigation of the transactions described herein by any Governmental Entity under any Competition Law, Parent and its Subsidiaries shall be required, if necessary to obtain any required approvals or clearances of a Governmental Entity (including under the HSR Act) by or before the Outside Date or to otherwise be able to close the transactions described herein by or before the Outside Date, to offer to, agree to, and effectuate (i) the sale, holding separate, licensing, or other disposal of any of their respective assets, businesses, or equity holdings or of any of the assets, businesses, or equity holdings of the Company after the Closing, (ii) conduct their business (and after the Closing the Company's business) in a specified manner including but not limited to entering into, terminating, or amending any contracts or licenses. Notwithstanding the foregoing or any other provision of this Agreement, (x) neither the Company nor Parent nor any of their respective Subsidiaries shall be required to commit, agree, or submit (or offer to commit, agree, or submit) to any action, term or condition in connection with its obligations under this Section 5.5 that is not conditioned upon consummation of the Merger, and (y) neither Parent nor Merger Sub shall be required to take any action, agree to take any action or consent to the taking of any action if such action would result in, or reasonably be expected to result in, individually or in the aggregate, a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole, after giving effect to the Merger and the other Transactions.

          (c)   Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law, as determined by Parent's outside counsel.

        5.6.    Certain Notices.    From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE VII, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VI being incapable of satisfaction. Any such notice delivered pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in ARTICLE VI have been satisfied or give rise to any right of termination set forth in ARTICLE VII.

        5.7.    Public Announcements.    So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company permitted by Section 5.3. The Company shall file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits.

        5.8.    Employee Benefit Matters.

          (a)   Until the date that is twelve (12) months after the Closing Date, Parent shall provide, or shall cause to be provided, to each Service Provider who is an employee and continues in the employment of the Surviving Corporation or its Subsidiaries (each, a "Continuing Employee") (A) base salary or wage rate that is not less than the base salary or wage rate provided to the Continuing Employee immediately prior to Closing, (B) annual cash incentive compensation (excluding equity incentive compensation) no less favorable than the cash incentive compensation (excluding equity incentive compensation) provided to the Continuing Employee immediately before the Closing, and (C) severance benefits in amounts and on terms and conditions that are no less favorable than those provided to the Continuing Employee immediately prior to the Closing and which are set forth on Section 3.11(a) of the Company Disclosure Schedules. Until the date that is twelve (12) months after the Closing Date, Parent shall provide, or cause to be provided, to each Continuing Employee benefits that are substantially similar in the aggregate to (i) the employee benefits provided to the Continuing Employee under the Company Benefit Plans immediately prior the Closing or (ii) at Parent's sole discretion, the employee benefits provided to similarly situated employees of Parent; provided, that, for purposes of determining whether such employee benefits are substantially similar in the aggregate, defined benefit pension benefits, retention or change in control payments or awards provided by the Company or its Subsidiaries prior to the Closing Date shall not be taken into account.

          (b)   For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent or the Surviving Corporation and their Subsidiaries providing benefits to any Continuing Employees after the Closing (the "New Plans"), each Continuing Employee shall be credited with his or her years of service with the Company prior to the Closing, to the same extent as such Continuing Employee was entitled, prior to the Closing, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or accruals under any defined benefit pension plans. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to provide that (i) each Continuing Employee is immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing a Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing (such plans, collectively, the "Old Plans") (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, life insurance and/or disability benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company in which such employee participated immediately prior to the Closing, and (iii) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending in the year in which the Closing Date occurs to be taken into account under the applicable New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (but only to the extent such credit would have been given under the comparable Old Plan prior to the Closing).

          (c)   Unless otherwise requested by Parent at least ten (10) days prior to the Closing, the Company shall terminate any Company Benefit Plan intended to qualify under Section 401(a) of the Code, effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Effective Time, and the Company shall provide Parent with evidence of such termination (the form and substance of which shall be subject to reasonable review and comment by Parent) no later than five (5) days immediately preceding the Effective Time.

          (d)   In the event the Closing Date is prior to the Payroll Date, Parent shall, or shall cause the Surviving Corporation to, pay each Continuing Employee his or her annual bonus in respect of the 2019 fiscal year on the Surviving Corporation's first regularly scheduled payroll date following January 1, 2020 (the "Payroll Date"), subject to all applicable withholdings and such Continuing Employee's continued employment through the payment date. All such bonuses (if any) shall be paid at the Continuing Employee's target bonus opportunity, as set forth on Section 5.8(d) of the Company Disclosure Schedules.

          (e)   Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any employee, independent contractor, director or other service provider at any time and for any reason, or to change the title, powers, duties, responsibilities, functions, compensation or terms of employment or service of any such service providers at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue or adopt any Company Benefit Plan or other employee benefit or compensatory plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts; or (iv) create any Third Party rights in any current of former service provider of the Company or any of its Subsidiaries (including any beneficiary or dependent thereof).

        5.9.    Indemnification.

          (a)   For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to the extent permissible under applicable Law, indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the Indemnitee (as defined below) to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter), to the extent provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement or (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 5.9 of the Company Disclosure Schedule, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an "Indemnitee" and, collectively, the "Indemnitees") against any costs or expenses (including reasonable attorneys' fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters any action or omission by such Indemnitee relating to their position with the Company or its Subsidiaries occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

          (b)   Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement or (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 5.9 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organizational documents of any Subsidiary of the Company in effect as of the date of this Agreement or (ii) any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 5.9 of the Company Disclosure Schedule, and shall not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

          (c)   For six (6) years from and after the Effective Time, Parent shall maintain for the benefit of those persons that are directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, directors' and officers' liability insurance and fiduciary liability insurance that provides coverage for events occurring prior to the Closing Date (the "D&O Insurance") that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors' and officers' liability insurance and fiduciary liability insurance policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage then available; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid by the

  Company prior to the date of this Agreement which premium the Company represents and warrants to be approximately $408,987. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid "tail" policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions.

          (d)   In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

          (e)   The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives. From and after the Effective Time, the obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

          (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

        5.10.    Parent Agreements Concerning Merger Sub.    Prior to the termination of this Agreement in accordance with its terms, Parent shall take all actions necessary or advisable to cause Merger Sub to perform its covenants, agreements and obligations under this Agreement in accordance with the terms hereof.

        5.11.    Takeover Statutes.    If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any "control share acquisition," "fair price," "business combination" or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

        5.12.    Section 16 Matters.    Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement and any other dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        5.13.    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation brought by stockholders of the Company or any other Person against the Company and/or its directors and officers relating to the transactions contemplated by this Agreement, including the Merger ("Transaction Litigation"), and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any Transaction Litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

        5.14.    Stock Exchange Delisting.    The Surviving Corporation shall cause the Company's securities to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

        5.15.    Regulatory Matters.    To the extent consistent with applicable Law, the Company and Parent shall cooperate in good faith to develop the strategy and process by which the parties will communicate with all Governmental Entities regarding any plans or strategies in pursuit of future Regulatory Permits, changes to existing Regulatory Permits, and the conduct or design of clinical trials in furtherance thereof (collectively, the "Regulatory Matters"). To the extent permitted by applicable Law, the Company shall (a) give Parent prompt notice upon obtaining knowledge of any written request, inquiry or communication from or by the FDA in connection with any such Regulatory Matters (b) keep Parent reasonably informed in a timely manner as to the status of any such request, inquiry or communication, and (c) permit Parent to review any material communication delivered to, and consult with Parent in advance of any meeting or conference with, the FDA relating to such Regulatory Matters. The Company will consult and cooperate with Parent, and consider in good faith the reasonable views of Parent, in connection with, and provide to Parent in advance, any responses, materials, analyses, presentations, memoranda, or proposals to be made or submitted to the FDA in connection with the Regulatory Matters.

        5.16.    Financing.

          (a)   Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions set forth in the Equity Commitment Letters, including using its commercially reasonable efforts to (i) maintain in effect the Equity Commitment Letters until the Merger and the other transactions contemplated by this Agreement are consummated, (ii) satisfy or cause to be waived on a timely basis all conditions applicable to Parent set forth in the Equity Commitment Letters or such definitive agreements that are within its control and otherwise comply with its obligations thereunder and (iii) upon the satisfaction or waiver of such conditions, consummate the Equity Financing to the extent, and in the amount required, necessary to consummate the Merger and the Transactions; provided, that nothing herein shall prevent Parent from replacing all or any portion of the Equity Financing provided for in the Equity Commitment Letters with one or more commitments from Persons to provide an equal or greater amount of financing to be made available on or prior to the Closing Date with conditionality no less favorable to Parent in any material respect than that provided for in the Equity Commitment Letters, and upon any such replacement, the definition of "Equity Commitment Letters" set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such replacement debt or equity financing and any related commitment letter.

          (b)   Parent shall not amend, modify or waive, or agree to amend, modify or waive (in any case, whether by action or inaction), any term of either Equity Commitment Letter without the prior written consent of the Company if such amendment, modification or waiver (i) reduces the aggregate amount of the Equity Financing available on the Closing Date to pay the aggregate Merger Consideration, the aggregate Conversion Amount, the aggregate Warrant Consideration and the aggregate Black-Scholes Value (unless, in the case of this clause (i), such amount is fully replaced with an amount of new financing with conditionality no less favorable to Parent in any material respect), or (ii) imposes new or additional conditions or amends or modifies any of the conditions precedent to the receipt of the Equity Financing in a manner that would reasonably be expected to (x) materially delay or prevent the Closing, (y) make the timely funding of the Equity Financing or satisfaction of the conditions precedent to obtaining the Equity Financing less likely to occur or (z) adversely impact the ability of Parent to enforce its rights against any other party to the Equity Commitment Letters or the definitive agreements with respect thereto in any material respect.

          (c)   From the date of this Agreement until the earlier of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms, the Company agrees to use its commercially reasonable efforts to provide such assistance and to cause each of its Subsidiaries and Representatives to provide such assistance, in connection with any equity or debt financing to be undertaken by Parent, Merger Sub or their affiliates for the purpose of funding the Transactions and the related fees and expenses (the "Financing") as is reasonably requested by Parent. Such assistance shall include the following: (i) reasonable cooperation with the marketing by Parent and its Financing Sources of the Financing; (ii) delivery to Parent and its Financing Sources of (A) information with respect to the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries as may be reasonably requested by Parent or its Financing Sources; and (B) customary certificates, evidence of insurance, authorization letters in connection with the marketing materials for the financing, agreements and other documents and materials by the Company and its Subsidiaries and their respective Representatives; (iii) participation by senior management of the Company in the negotiation of, and the execution and delivery of, the agreements, documents and certificates contemplated by the Financing, including (A) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, Lien searches, and resolutions requested by Parent or its Financing Sources; (B) documents reasonably requested by Parent or its Financing Sources relating to the repayment of existing debt; and (C) other customary documentation and other information; (iv) taking such actions as are reasonably requested by Parent or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing; (v) taking all actions as may be reasonably requested by Parent or its Financing Sources in connection with the repayment of the existing indebtedness of the Company and its Subsidiaries; (vi) using its commercially reasonable efforts to cause its independent auditors to cooperate with the Financing, including by (A) providing assistance with the due diligence activities of the Financing Sources and (B) providing access to work papers of the Company and its Subsidiaries and other supporting documents as may be reasonably requested by Parent or its Financing Sources; (vii) obtain accountants' comfort letters, legal opinions, and other documentation and items relating to the Financing as reasonably requested by Parent (including by assisting Parent's legal counsel in connection with obtaining or preparing any of the foregoing); (viii) using its commercially reasonable efforts to provide to Parent all documentation and other information required by Regulatory Authorities or requested by the Financing Sources under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, in each case, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date; and (vix) cooperation with Parent's Financing Sources' due diligence, to the extent customary or reasonable; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided, further, that nothing in this Agreement shall require any cooperation to the extent it would (1) require the Company, its Subsidiaries or the Company Board or the board of directors of any of the Company's Subsidiaries to waive or amend any terms of this Agreement or agree to pay any commitment, financing or other fees or reimburse any expenses prior to the Closing Date, except to the extent reimbursed by Parent; (2) require any officer of the Company or its Subsidiaries to execute or deliver any document or certificate in connection with the Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than customary documents or certificates solely relating to the Company or its Subsidiaries); (3) require the Company or its Subsidiaries to take any action that would conflict with or violate any applicable Laws or any provision of the organizational documents of the Company, or that would result in a violation or breach of, or default under, any Material Contract in effect as of the date of any such request; or (4) result in any officer or director of the Company or its Subsidiaries incurring any personal liability in connection with the Financing; and provided, further, that neither the Company nor any of its Subsidiaries shall be required to incur any indebtedness, grant any Lien to secure indebtedness of Merger Sub or Parent, or pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to the Financing prior to the Effective Time, unless Parent has agreed in writing to reimburse and indemnify the Company for any such liabilities in the event the Effective Time does not occur. The Company will provide to Parent and its Financing Sources such information as may be necessary so that the information supplied by or on behalf of the Company and its Subsidiaries does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading and will correct any such untrue statements or omissions promptly after any of the Company, its Subsidiaries or their respective Representatives is aware of such untrue statement or omission. The Company consents to the use of all of its and its Subsidiaries' logos in connection with the Financing. Notwithstanding anything to the contrary contained in this Agreement, no obligation of the Company or its Subsidiaries under any certificate, document or instrument entered into with respect to this Section 5.16(c) shall be effective until the Closing and the Company and its Subsidiaries shall not be required to take any action under any certificate, document or instrument that is not contingent upon the Closing or that would be effective prior to the Closing (other than, in each case, customary documents or certificates solely relating to the Company or its Subsidiaries). Parent shall indemnify, defend and hold harmless the Company and its affiliates, and their respective pre-Closing Representatives, from and against any liability, obligation or loss suffered or incurred by them in connection with the arrangement of the Financing, any information provided in connection therewith (other than arising from information provided by the Company or its Subsidiaries but including any violation of the Confidentiality Agreement) and any misuse of the logos or marks of the Company or its Subsidiaries in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from the willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives. Parent shall promptly reimburse the Company for any out-of-pocket costs and expenses incurred in connection with the Company's, any of its Subsidiaries' or any of their respective Representatives' obligations under this Section 5.16.

          (d)   Parent acknowledges and agrees that obtaining the Financing shall not be a condition to the consummation of the Transactions, and affirms its obligations to consummate the Transactions (subject to the conditions contained in ARTICLE VI) irrespective and independently of the availability of any such Financing. For purposes of this Agreement, the term "Financing Source" means each Equity Financer and any future source of equity or debt financing, if any, that may provide financing to Parent or Merger Sub for the Transactions.

        5.17.    Treatment of Additional Equity Interests.    The Company shall use reasonable best efforts to (i) take any actions that may be required by the Convertible Notes, the Certificate of Designations and the Company Warrants, as applicable, to be performed by the Company prior to the Effective Time, including, without limitation, as a result of the execution and delivery of this Agreement and the pending or actual consummation of the Merger and the other Transactions, including, as may be applicable, the giving of any notices, announcements, certificates, opinions, documents or instruments that the Company may be required to give prior to the Effective Time and (ii) provide to Parent reasonable prior notice of any such action, including, without limitation, a draft of any writing to be provided in connection with such required actions, and the opportunity to comment on such writings, and the Company shall consider any such comments in good faith. In addition, the Company shall promptly cooperate with any and all reasonable requests made by Parent to the Company in connection with such requirements of the Convertible Notes, the Certificate of Designations and the Company Warrants, as applicable, or as Parent may be required, or may deem desirable, to undertake in connection with the Convertible Notes, the Certificate of Designations and the Company Warrants in anticipation of or in preparation for the Closing Date, or in connection with this Agreement, the Support Agreements or the Transactions, including any tender offer the Parent may pursue or the Parent may direct the Company to pursue for any such Equity Interests, it being understood that any such tender offer shall be conditioned on the consummation of the Merger at the Effective Time, and the Company shall not be liable for any payments thereunder until after the consummation of the Merger after the Effective Time.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1.    Conditions to Obligations of Each Party Under This Agreement.    The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

          (a)   The Company Stockholder Approval shall have been obtained.

          (b)   The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Merger.

          (c)   Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

        6.2.    Conditions to Obligations of the Company Under This Agreement.    The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

          (a)   Each representation and warranty of Parent and Merger Sub contained in ARTICLE IV, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

          (b)   Parent and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

          (c)   Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

        6.3.    Conditions to Obligations of Parent and Merger Sub Under This Agreement.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

          (a)   Each representation and warranty of the Company (i) contained in the first three sentences of Section 3.2(a) (Capitalization) shall be true and correct in all respects (other than de minimis exceptions) as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time); (ii) contained in Sections 3.1 (Corporate Organization), 3.2(a) (Capitalization) (other than the first three sentences of such section), 3.3 (Authority; Execution and Delivery; Enforceability), and 3.19 (Broker's Fees) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and (iii) set forth in ARTICLE III (other than the representations and warranties referenced in the immediately foregoing clauses (i) and (ii)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

          (b)   The Company shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date.

          (c)   Since the date of this Agreement, there has not been any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)   The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

          (e)   The Company shall have delivered to Parent a statement, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in the Company are not "United States real property interests" within the meaning of Section 897(c) of the Code.

          (f)    Each of the (i) Exclusive Channel Collaboration Agreement, dated October 5, 2012, by and between Intrexon Corporation and the Company, as amended through the date hereof (the "2012 Channel Collaboration Agreement"), and (ii) Exclusive Channel Collaboration Agreement, dated December 31, 2015, by and between Intrexon Corporation and the Company, as amended through the date hereof (the "2015 Channel Collaboration Agreement" and, together with the 2012 Channel Collaboration Agreement, the "Channel Collaboration Agreements"), shall be in effect in accordance with the same material terms and material conditions as in effect as of the date hereof, except as for any amendments to either of the Channel Collaboration Agreements (A) as have been consented to by Parent or (B) made in accordance with Section 5.1, and neither party thereto shall be in material breach thereof; provided, that for purposes of this Section 6.3(f), a failure of any Committee (as defined in the applicable Channel Collaboration Agreement) to timely meet as provided by the applicable Channel Collaboration Agreement shall not be deemed to be a material breach of such Channel Collaboration Agreement, except to the extent such failure is claimed in any Proceeding by Intrexon Corporation to be a material breach, or otherwise to entitle Intrexon Corporation to material damages or the right to terminate such Channel Collaboration Agreement.

          (g)   The holders of no more than 8% of the then-outstanding Company Shares, calculated immediately prior to the Effective Time, shall have exercised or purported to exercise statutory appraisal rights under Section 262 of the DGCL with respect to such Company Shares or shares of Common Stock.

 ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        7.1.    Termination.    This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, by action taken or authorized by the board of directors of the terminating party or parties (in the case of the Company Board, only to the extent the Company Board is acting upon the recommendation of the Transaction Committee), as applicable:

          (a)   By mutual written consent of Parent and the Company;

          (b)   By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

          (c)   By either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Order shall have become final and non-appealable, or any Law enacted or promulgated by any Governmental Entity is in effect that prevents or makes illegal the consummation of the Merger; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Order was primarily due to or resulted from a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.5;

          (d)   By either the Company or Parent if (i) the Effective Time shall not have occurred on or before February 12, 2020 (or such later date as the parties may agree, the "Outside Date"); provided that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1(d) if it is in breach of this Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date;

          (e)   By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board (acting upon a recommendation of the Transaction Committee) determines to accept a Superior Proposal, but only if the Company shall have complied with its obligations under Section 5.3 with respect to such Superior Proposal; provided, however, that the Company shall prior to or concurrently with such termination pay the Company Termination Fee to or for the account of Parent pursuant to Section 7.1;

          (f)    By Parent, if the Company Board (acting upon a recommendation of the Transaction Committee) shall have made a Change of Board Recommendation;

          (g)   By Parent, if the Company shall have breached Section 5.3 in any material respect and, solely with respect to breaches of the Company's time-bound obligations and covenants contained in Section 5.3, shall have not cured such breach to the reasonable satisfaction of Parent within twenty-four (24) hours of receipt of notice of such breach from Parent.

          (h)   By Parent, if: (i) there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement;

          (i)    By the Company, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.2(a) and 6.2(b) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if the Company is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement; or

          (j)    By the Company if (i) all of the conditions set forth in Section 6.1 or Section 6.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date), (ii) the Company has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations hereunder, the Closing will occur and (iii) Parent fails to consummate the Transactions by the later of (x) three (3) Business Days after delivery of such notice and (y) the first time on which the Closing is to occur pursuant to Section 1.2.

        7.2.    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, this Agreement shall forthwith become void have no further force and effect (other than Section 5.2(b), Section 7.2, Section 7.3, and ARTICLE VIII, each of which shall survive termination of this Agreement); provided, that, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

        7.3.    Company Termination Fee.

          (a)   The parties hereto agree that if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. For purposes of this Agreement, "Company Termination Fee" means $2,000,000.

          (b)   The parties hereto agree that if (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(g) or Section 7.1(h), (y) an Acquisition Proposal has been announced publicly or made to the Company after the date hereof, and (z) the Company enters into a Company Acquisition Agreement or consummates an Acquisition Proposal within twelve (12) months after such termination, then the Company shall pay the Company Termination Fee to Parent on the earlier of the date of entry into such Company Acquisition Agreement or consummation of such Acquisition Proposal. For purposes of this Section 7.3(b), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.3(g)(i), except that the references to "20%" shall be deemed to be references to "75%".

          (c)   All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

          (d)   Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent, together with the Company Termination Fee, (i) interest on the Company Termination Fee from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (ii) Parent's costs and expenses (including reasonable attorneys' fees) in connection with such Proceeding. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee is paid by the Company pursuant to Section 7.3, then, except for liabilities or damages incurred or suffered as a result of a willful and material breach of the representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination, any such payment shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

        7.4.    Parent Termination Fee.

          (a)   The parties agree that if this Agreement is terminated by the Company pursuant to Section 7.1(i) or Section 7.1(j), or by the Company or Parent pursuant to Section 7.1(d) at a time when the Company could have terminated this Agreement pursuant to Section 7.1(i) or Section 7.1(j), then Parent shall pay to the Company, as promptly as reasonably practicable (and, in any event, within two Business Days) following such termination, $2,000,000 (the "Parent Termination Fee").

          (b)   All payments under this Section 7.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

          (c)   Each of the parties acknowledges that (i) the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (ii) the Parent Termination Fee is not a penalty, but is liquidated damages in an amount that shall compensate the Company for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

          (d)   In circumstances where the Parent Termination Fee is payable in accordance with Section 7.4(a), the Company's receipt of the Parent Termination Fee (if received) from or on behalf of Parent (plus any amounts payable or that become payable under Section 5.16(a) in respect of the reimbursement and indemnity obligations therein) in full from Parent pursuant to Section 7.4 shall be the Company's sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent, Merger Sub, the Financing Sources, the Financing Sources Related Parties and any of its and their respective former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, incorporator, employees, agents, affiliates, portfolio companies, assignees, advisors, attorney, consultant, Representative or principal of Parent, Merger Sub or any affiliate of Parent or Merger Sub (collectively, the "Parent Related Parties") for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 7.4(d) shall restrict the Company's right or ability to seek and obtain specific performance of this Agreement and Parent's obligation to enforce the Equity Commitment Letter as and to the extent permitted by Section 8.14 prior to the termination of this Agreement.

        7.5.    Limitation on Recourse.    No Parent Related Party (excluding, for avoidance of doubt, Parent and Merger Sub) shall have any liability for any liabilities of Parent or Merger Sub under this Agreement or for any Proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), and except for any Proceeding arising under or related to any Support Agreement, no former, current or future direct or indirect equityholder, general or limited partner, controlling Person, shareholder, member, manager, director, officer, incorporator, employee, agent, affiliate, portfolio company, assignee, advisor, attorney, consultant, Representative, principal or financing source of the Company or any affiliate of the Company shall have any rights or claims against a Parent Related Party under this Agreement, or for any Proceeding based on, in respect of, or by reason of, the Transactions, whether at law or equity, in contract, in tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise.

        7.6.    Amendment.    This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors or other duly appointed governing authority at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company's stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        7.7.    Waiver.    At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

 ARTICLE VIII
GENERAL PROVISIONS

        8.1.    Non-Survival of Representations and Warranties.    None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

        8.2.    Fees and Expenses.    Subject to Section 7.3 and Section 5.16(a), all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

        8.3.    Notices.    Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice pursuant to a notice delivered in accordance with this Section 8.3):

    If to Parent or Merger Sub, addressed to it at:

      c/o Castle Creek Pharmaceuticals, LLC
      6 Century Drive, 2nd Floor
      Parsippany, NJ 07054
      Attn: Greg Wujek

    with a copy to (for information purposes only):

      Latham & Watkins LLP
      330 North Wabash Avenue, Chicago, IL 60611
      Tel: (312) 876-7700
      Fax: 312-993-9767
      Attention:    Mark Gerstein
                            Zachary Judd

    If to the Company, addressed to it at:

      Fibrocell Science, Inc.
      405 Eagleview Boulevard
      Exton, Pennsylvania 19341
      Attention:    John Maslowski
                            Sean Buckley

    with a copy to (for information purposes only):

      Hogan Lovells US LLP
      1735 Market Street
      Floor 23
      Philadelphia, Pennsylvania 19103
      Attention: Asher Rubin, Steve Abrams and Les Reese
      Tel: (267) 675-4600
      Fax: (267) 675-4601

      Email: asher.rubin@hoganlovells.com; steve.abrams@hoganlovells.com; leslie.reese@hoganlovells.com.

        8.4.    Certain Definitions.    For purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not prohibit the making of an Acquisition Proposal.

        "affiliate" means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

        "Anti-corruption Laws" means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any of its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

        "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

        "Black-Scholes Value" shall (i) with respect to the Common Stock Purchase Warrants issued by the Company on December 11, 2017, May 31, 2018 and July 5, 2018, and the Placement Agent Common Stock Purchase Warrants issued by the Company on May 31, 2018 and July 5, 2018, have the meaning ascribed to such term in such warrant and (ii) with respect to the warrants issued pursuant to that certain Agreement for the Purchase and Sale of Convertible Debt and Common Stock Warrants dated August 9, 2016, by and among the Company and the other parties signatory thereto, mean the option value of such warrant using Black-Scholes calculation methods and making the assumptions described in the Black-Scholes methodology described in Exhibit A thereof.

        "Black-Scholes Warrants" means (i) the warrants issued pursuant to that certain Agreement for the Purchase and Sale of Convertible Debt and Common Stock Warrants dated August 9, 2016, by and among the Company and the other parties signatory thereto, (ii) the Common Stock Purchase Warrants issued by the Company on December 11, 2017, and (iii) the Placement Agent Common Stock Purchase Warrants issued by the Company on May 31, 2018 and July 5, 2018.

        "Business Day" means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

        "Certificate of Designation" means the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on March 7, 2017.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Common Warrants" means the Common Stock Purchase Warrants issued by the Company on May 31, 2018 and July 5, 2018.

        "Company Material Adverse Effect" means any change, event, condition, occurrence, state of facts, development or effect (an "Effect") that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company

Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) any change in supplier, employee, financing source, regulatory, partner, customer, client or similar relationships directly resulting from the public announcement or pendency of this Agreement and the Merger (provided, that the exception in this clause (d) shall not apply in the context of any representation or warranty set forth in Section 3.4 or Section 3.12), (e) any Transaction Litigation, (f) the performance of this Agreement and the Transactions, including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company or any of its Subsidiaries (excluding the requirement that the Company use reasonable best efforts to operate in the ordinary course of business or any restriction in Section 5.1 that otherwise permits the Company and its Subsidiaries to operate in the ordinary course of business) at the request of Parent prior to the taking or the omission of such action, (g) changes in the trading price or trading volume of Company Shares or any suspension of trading, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, (h) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred, or (i) changes generally affecting products competitive with the products and services made or currently intended to be made commercially available or otherwise distributed, or currently under development, by the Company or any of its Subsidiaries, or (ii) would prevent or materially impair or delay the consummation by the Company of the transactions contemplated by this Agreement.

        "Company Material Intellectual Property" means the Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries and that is material to the business of the Company and its Subsidiaries, taken as a whole.

        "Company Owned Intellectual Property" means Intellectual Property that is owned by the Company or any of its Subsidiaries.

        "Company Warrants" means, collectively, the Black-Scholes Warrants, the Common Warrants and the Underwater Warrants.

        "Competition Laws" means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

        "Contract" or "Contracts" means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

        "Conversion Amount" means, the dollar amount to which a share of Preferred Stock will be converted in the merger as provided under the Certificate of Designations, to wit: with respect to a share of Preferred Stock, an amount equal to: (i) the number of Company Shares such share of Preferred Stock is entitled to be converted into pursuant to the Certificate of Designations, based on the Stated Value (as defined in the Certificate of Designations) of such share of Preferred Stock (each issued and outstanding share of Preferred Stock having a Stated Value as of the date hereof of $1,105) and assuming a "Conversion Price" (as defined in the Certificate of Designations) of $11.6355 (as may be adjusted prior to the Effective Time in accordance with the Certificate of Designations), multiplied by (ii) the Merger Consideration.

        "Convertible Notes" means the convertible promissory notes issued by the Company on September 7, 2016 pursuant to that certain Agreement for the Purchase and Sale of Convertible Debt and Common Stock Warrants dated August 9, 2016, by and among the Company and the other parties signatory thereto.

        "Environmental Claims" means any Proceeding, Order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential violation of or liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.

        "Environmental Laws" means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

        "Environmental Permits" means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

        "Equity Interest" means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" means any Person (whether or not incorporated) that, together with another Person, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expenses" includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates)

incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the transactions contemplated by this Agreement.

        "FDA" means the United States Food and Drug Administration.

        "Financing Sources Related Parties" means the respective Financing Sources' affiliates and their and their affiliates' respective officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, Representatives and funding sources involved in the Equity Financing and their respective successors and permitted assigns.

        "GAAP" means generally accepted accounting principles, as applied in the United States.

        "Governmental Entity" means any national, supranational, federal, state, county, provincial, municipal, local or foreign government, or other political subdivision thereof, including commission or authority, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, including any court of competent jurisdiction, any arbitral body or any administrative, regulatory (including any stock exchange) or other agency.

        "Hazardous Materials" means any materials or wastes that are listed or defined as hazardous substances, medical waste, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import or serve as the basis of liability under any applicable Environmental Law.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Information Privacy and Security Laws" means all applicable Laws concerning the privacy and/or security of Personal Data, and all regulations promulgated thereunder, including, without limitation, HIPAA, the Health Information Technology for Economic and Clinical Health Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, social security number protection Laws and data security and security breach notification Laws.

        "Intellectual Property" means all intellectual property rights in any jurisdiction, including all: (a) patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications, registrations and renewals in connection therewith; (c) all copyrights (whether or not published), mask works, and industrial designs, and all applications, registrations and renewals in connection therewith; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information (including any intellectual property rights in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data).

        "IRS" means the United States Internal Revenue Service.

        "IT Assets" means computers, Software Programs, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, used, or held for use by the Company or any of its Subsidiaries.

        "Knowledge" means, when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule.

        "Law" means any applicable national, provincial, state, municipal and local laws (including common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

        "Lien" means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, conditional sales or other title retention agreement, easement, right of way or other title defect, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

        "NASDAQ" means the Nasdaq Stock Market LLC.

        "Order" means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

        "Parent Material Adverse Effect" means any change, event, condition, occurrence, state of facts, development or effect that, individually or in the aggregate, prevents or materially impairs or delays (beyond the Outside Date) the consummation by Parent or Merger Sub of the Merger or any of the other transactions contemplated this Agreement.

        "Permitted Liens" means (a) statutory Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable or are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established in accordance with GAAP on the financials statements of the Company and its Subsidiaries, and (c) (i) applicable building, zoning and land use regulations regulating the use or occupancy of Company Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Company Leased Real Property which are not violated by the current use or occupancy of such Company Leased Real Property or the operation of the businesses thereon, and (ii) other imperfections or irregularities in title, charges, restrictions and other encumbrances of record that do not materially impair the use of the Company Leased Real Property to which they relate.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

        "Personal Data" means information, in any form, that identifies an individual or, in combination with any other information or data in the possession of the Company or any of its Subsidiaries, could be used to identify an individual.

        "Preferred Stock" means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

        "Prime Rate" means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

        "Proceedings" means all actions, suits, claims, investigations, audits, litigation or proceedings, in each case, by or before (or that could be brought before) any Governmental Entity.

        "Release" means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

        "Representatives" means, with respect to a Person, such Person's directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Software Programs" means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

        "Subsidiary" of Parent, the Company or any other Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a "subsidiary" under Rule 12b-2 promulgated under the Exchange Act.

        "Tax Authority" means any Governmental Entity having or purporting to exercise jurisdiction with respect to the determination, collection or imposition of any Tax.

        "Tax Return" means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Tax Authority, including any schedule or attachment thereto, and including any amendments thereof.

        "Taxes" means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment, including, without limitation, income, franchise, windfall or other profits, gross receipts, branch profits, real property, personal property, sales, use, goods and services, net worth, capital stock, license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental, escheat or unclaimed property, payroll, employment, social security, workers' compensation, unemployment compensation, disability, excise, severance, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, whether disputed or not, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

        "Third Party" shall mean any Person other than Parent, Merger Sub and their respective affiliates.

        "Treasury Regulations" means regulations promulgated under the Code.

        "Underwater Warrants" means (i) the warrants issued pursuant to that certain Securities Purchase Agreement dated March 7, 2017, by and among the Company and the other parties signatory thereto, and (ii) the Underwriter's Common Stock Purchase Warrants issued by the Company on December 11, 2017.

        "Warrant Consideration" means, with respect to each Company Share for which a Common Warrant is exercisable immediately prior to the Closing, an amount in cash equal to the Merger Consideration less the per-share exercise price for such Common Warrant.

        "Warrant Repurchase Date" means (i) with respect to the Common Stock Purchase Warrants issued by the Company on December 11, 2017, May 31, 2018 and July 5, 2018, and the Placement Agent Common Stock Purchase Warrants issued by the Company on May 31, 2018 and July 5, 2018, the Closing Date and (ii) with respect to the warrants issued pursuant to that certain Agreement for the Purchase and Sale of Convertible Debt and Common Stock Warrants dated August 9, 2016, by and among the Company and the other parties signatory thereto, mean the date of the third Business Day following the date of receipt of the Change of Control Notice (as defined in such warrant).

        8.5.    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

"2009 Plan"	Section 2.4(a)
"2012 Channel Collaboration Agreement"	Section 6.3(f)
"2015 Channel Collaboration Agreement"	Section 6.3(f)
"2019 Plan"	Section 2.4(a)
"Acquisition Proposal"	Section 5.3(g)(i)
"Agreement"	Preamble
"Book-Entry Company Shares"	Section 2.2(b)(ii)
"Certificate of Merger"	Section 1.2
"Certificates"	Section 2.2(b)(i)
"Change of Board Recommendation"	Section 5.3(a)
"Closing"	Section 1.2
"Closing Date"	Section 1.2
"Company"	Preamble
"Company Acquisition Agreement"	Section 5.3(a)
"Company Benefit Plan"	Section 3.11(a)
"Company Board"	Recitals
"Company Board Recommendation"	Section 3.3(b)
"Company Bylaws"	Section 1.1(b)
"Company Charter"	Section 1.1(b)
"Company Disclosure Schedule"	ARTICLE III
"Company Equity Plan"	Section 2.4(b)
"Company Lease Agreements"	Section 3.14(a)
"Company Leased Real Property"	Section 3.14(a)
"Company Meeting"	Section 5.4(b)
"Company Option"	Section 2.4(a)

"Company Registered Intellectual Property"	Section 3.17(a)
"Company SEC Documents"	Section 3.5(a)
"Company SEC Financial Statements"	Section 3.5(c)
"Company Shares"	Section 2.1(a)
"Company Stockholder Approval"	Section 3.3(c)
"Company Termination Fee"	Section 7.3(a)
"Confidentiality Agreement"	Section 5.2(b)
"Continuing Employee"	Section 5.8(a)
"D&O Insurance"	Section 5.9(c)
"DGCL"	Recitals
"Dissenting Shares"	Section 2.3
"Effect"	Section 8.4
"Effective Time"	Section 1.2
"Eligible Company Option"	Section 2.4(a)
"Equity Financer"	Recitals
"Equity Financing"	Section 4.7(b)
"Exchange Fund"	Section 2.2(a)
"FFDCA"	Section 3.18(a)
"Financing"	Section 5.16(c)
"Financing Source"	Section 5.16(d)
"HIPAA"	Section 3.18(a)
"Health Care Laws"	Section 3.18(a)
"Indemnitee"	Section 5.9(a)
"Material Contracts"	Section 3.16(b)
"Merger"	Recitals
"Merger Consideration"	Section 2.1(a)
"Merger Sub"	Preamble
"Multiemployer Plan"	Section 3.11(f)
"New Plan"	Section 5.8(b)
"Notice 8-K"	Section 3.4(b)
"Notice of Conversion"	Section 2.2(b)(iii)
"Notice of Exercise"	Section 2.2(b)(iv)
"Notice Period"	Section 5.3(d)(ii)
"OFAC"	Section 3.9

"Old Plan"	Section 5.8(b)
"Outside Date"	Section 7.1(d)
"Parent"	Preamble
"Parent Related Parties"	Section 7.4(d)
"Parent Termination Fee"	Section 7.4(a)
"Paying Agent"	Section 2.2(a)
"Payroll Date"	Section 5.8(d)
"Permits"	Section 3.10
"Proposed Changed Terms"	Section 5.3(d)(iv)
"Proxy Date"	Section 5.4(b)
"Proxy Statement"	Section 3.4(b)
"Record Date"	Section 5.4(b)
"Regulatory Authority"	Section 3.18(b)
"Regulatory Matters"	Section 5.15
"Regulatory Permit"	Section 3.18(b)
"Repurchase Notice"	Section 2.2(b)(iv)
"Safety Notices"	Section 3.18(e)
"Sarbanes-Oxley Act"	Section 3.5(b)
"Service Provider"	Section 3.11(a)
"Significant Supplier"	Section 3.22
"Submissions"	Section 3.18(c)
"Superior Proposal"	Section 5.3(g)(ii)
"Support Agreements"	Recitals
"Surviving Corporation"	Section 1.1(a)
"Title IV Plan"	Section 3.11(f)
"Transaction Committee"	Recitals
"Transaction Litigation"	Section 5.13
"Transactions"	Section 1.1(a)

        8.6.    Headings.    The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.7.    Severability.    If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        8.8.    Entire Agreement.    This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

        8.9.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        8.10.    No Third Party Beneficiaries.    This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        8.11.    Mutual Drafting; Interpretation.    Each party has jointly participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "ordinary course of business" shall be deemed to be followed by the words "consistent with past practice". As used in this Agreement, references to a "party" or the "parties" are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to "dollars" "$" are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. As used in this Agreement, the words "hereof," "herein," "hereby," "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

        8.12.    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a)   This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

          (b)   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

        8.13.    Counterparts.    This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        8.14.    Specific Performance.

          (a)   The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or Federal

  Court of the United States of America, or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law.

          (b)   Each of the parties agrees that (i) the seeking of remedies pursuant to this Section 8.14 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement or an election of remedies, including under Sections 7.3 and 7.4, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.14 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party's right to institute any Proceeding for) specific performance under this Section 8.14 prior, or as a condition, to exercising any termination right under ARTICLE VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.14 restrict or limit a party's right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided, that in no event will a party be entitled to both (x) the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, and (y) specific performance of the other party's obligations to consummate the Merger or (in the case of obligations of Parent or Merger Sub) obtain the Equity Financing, and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.14.

          (c)   Notwithstanding the foregoing provisions of Section 8.14(a), it is explicitly agreed that the Company shall have the right to enforce Parent's obligation to cause the Equity Financing to be funded and to consummate the Transactions only if: (i) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), (ii) the Company has confirmed in writing that, if specific performance is granted and the Equity Financing are funded, the Closing will occur, and (iii) Parent has failed to cause the Closing to occur by the date the Closing is required to have occurred pursuant to Section 1.2.

        8.15.    Non-Recourse Against Financing Sources.    This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the persons who are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such person. None of the Financing Sources or a Financing Sources Related Party shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Equity Commitment Letters or the performance thereof.

[Signature pages follow]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:
CASTLE CREEK PHARMACEUTICAL HOLDINGS, INC.
By:	/s/ GREG WUJEK
	Name:	Greg Wujek
	Title:	Chief Executive Officer
Merger Sub:
CASTLE CREEK MERGER CORP.
By:	/s/ BABAR GHIAS
	Name:	Babar Ghias
	Title:	President and Treasurer

[Signature Page to Agreement and Plan of Merger]

The Company:
FIBROCELL SCIENCE, INC.
By:	/s/ JOHN MASLOWSKI
	Name:	John Maslowski
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER by and among CASTLE CREEK PHARMACEUTICAL HOLDINGS, INC., CASTLE CREEK MERGER CORP. and FIBROCELL SCIENCE, INC. Dated as of September 12, 2019
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SECURITIES IN THE MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS